Filed Pursuant to Rule 424(b)(2)
Registration No. 333-180608

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
MasTec, Inc. 4.875% Senior Notes due 2023	$400,000,000	—	$400,000,000	$54,560(1)
Guarantees of 4.875% Senior Notes due 2023	(2)	(2)	(2)	(2)

(1)	Calculated pursuant to Rules 456(b) and 457(r) of the Securities Act of 1933, as amended.
(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees being registered hereby.

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 5, 2012)

$400,000,000

MasTec, Inc.

4.875% Senior Notes due 2023

We are offering $400 million of our 4.875% Senior Notes due March 15, 2023. We will pay interest on the notes on March 15 and September 15 of each year, commencing on September 15, 2013. The notes will mature on March 15, 2023.

We have the option to redeem all or a portion of the notes at any time on or after March 15, 2018 at the redemption prices set forth in this prospectus supplement. We may redeem some or all of the notes at any time prior to March 15, 2018 by paying a “make whole” premium plus accrued and unpaid interest to the redemption date. In addition, before March 15, 2016, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings at the redemption price set forth in this prospectus supplement. If we undergo a change of control, we will be required to make an offer to purchase all of the notes then outstanding at a purchase price equal to 101% of their principal amount, plus any accrued interest.

The notes will be our unsecured unsubordinated obligations, will rank equal in right of payment with all of our existing and future unsubordinated indebtedness and will rank senior in right of payment to all of our existing and future subordinated indebtedness. The notes will be effectively junior to our secured indebtedness, including our existing credit facility, to the extent of the value of the assets securing that indebtedness. The notes will be guaranteed on an unsecured unsubordinated basis by our domestic restricted subsidiaries that guarantee our existing credit facility. The guarantees will be the unsecured unsubordinated obligations of the guarantors and will rank equally with all existing and future unsubordinated indebtedness of the guarantors and will be effectively junior to the secured indebtedness of the subsidiary guarantors to the extent of the value of the assets securing that indebtedness. The notes will be effectively subordinated to all liabilities, including trade payables, of each of our foreign subsidiaries and any of our domestic subsidiaries that do not guarantee the notes.

The notes will not be listed on any securities exchange or included on any automated quotation system. Currently there is no public market for the notes.

Investing in the notes involves significant risks. See “Risk Factors ” beginning on page S-14 and the documents that are incorporated by reference in this prospectus supplement and the accompanying base prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2012.

	Per Note	Total
Price to the public(1)	100.00%	$400,000,000
Underwriting discounts and commissions	1.50%	$6,000,000
Proceeds to MasTec, Inc. (before expenses)	98.50%	$394,000,000

(1)	Plus accrued interest from March 18, 2013.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form on or about March 18, 2013.

Joint Book-Running Managers

Barclays	Morgan Stanley	SunTrust Robinson Humphrey

Co-Managers

FBR	KeyBanc Capital Markets	Stifel

Prospectus Supplement dated March 6, 2013

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying base prospectus, which provides general information. Generally, when we refer to this “prospectus,” we are referring to both documents combined. Some of the information in the accompanying base prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement, the accompanying base prospectus and any free writing prospectus related to this offering prepared by us or on our behalf or otherwise authorized by us. We have not authorized anyone to provide you with different information and if anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying base prospectus, any free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in the notes, you should read the registration statement described in the accompanying base prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying base prospectus form a part, as well as this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The documents incorporated by reference are described in this prospectus supplement under “Where You Can Find More Information.”

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

S-ii

FORWARD-LOOKING STATEMENTS

We are making statements in this prospectus pursuant to the safe harbor provisions for forward-looking statements described in the Private Securities Litigation Reform Act of 1995. We make statements in this prospectus, including statements that are incorporated by reference, that are forward-looking. When used in this prospectus or in any other presentation, statements which are not historical in nature, which statements may include the words “anticipate,” “estimate,” “could,” “should,” “may,” “might,” “plan,” “seek,” “expect,” “believe,” “intend,” “target,” “will,” “project,” “forecast,” “continue” and variations of these words and negatives thereof and similar expressions, are intended to identify forward-looking statements. They also include statements regarding:

•	our future growth and profitability;

•	our competitive strengths; and

•	our business strategy and the trends we anticipate in the industries and economies in which we operate.

These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties, and assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, that are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements include:

•	market conditions and technical and regulatory changes that affect our customers’ industries;

•	further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve;

•	the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate;

•	the impact of any federal, state or local incentives, tax legislation or other regulations affecting the industries within which we operate particularly, renewable energy;

•	our ability to estimate the costs associated with our fixed price and other contracts and performance on such projects;

•	increases in labor, fuel, maintenance, materials and other costs;

•	our ability to integrate acquired businesses into our operations;

•	the highly competitive nature of our industry;

•	the impact of any unionized workforce, or related labor organization efforts on our operations, including labor availability and relations;

•	liabilities associated with multiemployer union pension plans, including underfunded liabilities, for our operations that employ unionized workers;

•	trends in electricity, oil, natural gas and other energy source prices;

•	the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements;

•

risks associated with operating in international markets, which could restrict our ability to expand globally and harm our business and prospects or any failure to comply with laws applicable to our foreign activities;

•	our ability to replace non-recurring projects with new projects;

S-iii

•	the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services, on short or no advance notice under our contracts;

•	our dependence on a limited number of customers;

•	the planned sale of Globetec Construction LLC and its subsidiaries;

•

our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected;

•	our ability to attract and retain qualified managers and skilled employees;

•	the outcome of our plans for future operations, growth and services, including business development efforts, backlog, acquisitions and dispositions;

•	our ability to obtain performance and surety bonds;

•	restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities;

•	the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts;

•	any material changes in estimates for completion of projects;

•	any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding;

•	any exposure related to divested businesses or assets;

•	liquidity issues related to our investments in auction rate securities;

•

any dilution or stock price volatility that shareholders may experience in connection with shares we may issue as consideration for earn-out obligations or as purchase price consideration in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances;

•	our ability to settle conversions of our convertible notes in cash due to contractual restrictions, including those contained in our credit facility, and the availability of cash; and

•

the other factors referenced in this prospectus supplement and the accompanying base prospectus, including, without limitation, under “Risk Factors” and other factors detailed from time to time in the reports and other filings we make with the SEC.

We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made. If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in or imply by any of our forward-looking statements. These and other risks are detailed in this prospectus supplement, the accompanying base prospectus, in the documents that we incorporate by reference into this prospectus supplement and the accompanying base prospectus and in other documents that we file with the U.S. Securities and Exchange Commission, which we refer to as the SEC. We do not undertake any obligation to publicly update or revise these forward-looking statements after the date of this prospectus to reflect future events or circumstances, except to the extent required by applicable law. We qualify any and all of our forward-looking statements by these cautionary factors.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus. You should read the following summary together with the more detailed information appearing in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference, including our consolidated financial statements and related notes and risk factors, before deciding to invest in the notes. Unless we have indicated, or the context otherwise requires, references in this prospectus supplement and the accompanying base prospectus to “MasTec,” “we,” “us,” “our,” or similar terms are to MasTec, Inc. and its subsidiaries.

OUR COMPANY

Overview

We are a leading infrastructure construction company operating mainly throughout North America across a range of industries. Our primary activities include, but are not limited to, the engineering, building, installation, maintenance and upgrade of energy, utility and communications infrastructure, including: electrical utility transmission and distribution; power generation; natural gas and petroleum pipeline infrastructure; wireless, wireline and satellite communications; wind farms, solar farms and other renewable energy infrastructure; and industrial infrastructure. Our customers are primarily in these industries.

Including our predecessor companies, we have been in business for more than 80 years. We offer our services primarily under the MasTec service mark and, as of December 31, 2012, we had approximately 12,300 employees and more than 400 locations. We have been consistently ranked among the top specialty contractors by Engineering News-Record for the past five years.

We serve a diversified customer base, which includes some of the leading pipeline, communications, power generation and utility companies in North America. For the year ended December 31, 2012, our top ten customers for our continuing operations were AT&T, DIRECTV®, Mid-American Energy, Energy Transfer Company, Duke Energy, DCP Midstream, Dominion Virginia Power, Enbridge, Inc., Chesapeake Midstream Partners LP and enXco. We have longstanding relationships and have developed strong alliances with many of our customers, and we strive to maintain these customer relationships and our status as a preferred vendor. We often provide services under multi-year master service and other service agreements.

We have actively pursued a diversification and expansion strategy in recent years. This strategy has deepened our presence and expanded our service offerings in key markets, including: wireless; natural gas, natural gas liquids and petroleum pipeline; electrical transmission; power generation and industrial, including renewable energy and heavy industrial infrastructure, among others. In addition to integration and growth opportunities associated with our diversification and expansion strategy, we also seek opportunities to expand our geographic presence and to expand our traditional business areas, such as telecommunications and install-to-the-home services.

We may also divest certain businesses or assets due to, among other things, their respective performance or their fit within our long-term business strategy.

We are incorporated under the laws of the State of Florida. Our principal executive offices are located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. Our telephone number is (305) 599-1800.

Segment Overview

We present our continuing operations under five reportable segments: (1) Communications; (2) Electrical Transmission; (3) Oil & Gas; (4) Power Generation and Industrial; and (5) Other. This structure is generally focused on broad end-user markets for our labor-based construction services. All five reportable segments derive their revenues from the engineering, installation and maintenance of infrastructure, primarily in North America.

The Communications segment performs engineering, construction and maintenance of communications infrastructure primarily related to wireless and wireline communications and install to the home, and to a lesser extent, infrastructure for electrical utilities. The Electrical Transmission segment primarily serves the energy and utility industries through the engineering, construction and maintenance of electrical transmission lines and substations. We also perform engineering, construction and maintenance services on oil and natural gas pipelines and processing facilities for the energy and utilities industries through the Oil & Gas segment. The Power Generation and Industrial segment primarily serves the energy and utility end markets and other end markets through the installation and construction of power plants, wind farms, solar farms, related electrical transmission infrastructure, ethanol facilities and various types of industrial infrastructure. The Other category primarily includes small business units that perform construction services for a variety of end markets in Mexico and elsewhere internationally.

Customer revenues from continuing operations by segment for the periods indicated were as follows (in millions):

	Year Ended December 31,
	2012		2011		2010
Reportable Segment:
Communications	$1,772.7	48%	$1,635.1	58%	$1,190.6	56%
Oil & Gas	959.0	26%	774.3	27%	562.6	26%
Electrical Transmission	312.2	8%	198.3	7%	67.0	3%
Power Generation and Industrial	668.1	18%	219.6	8%	325.6	15%
Other	16.7	—	4.8	—	0.2	—
Eliminations	(1.9)	—	(0.8)	—	(3.0)	—
Consolidated revenues	$3,726.8	100%	$2,831.3	100%	$2,143.0	100%

Competitive Strengths

Our competitive strengths include:

Diverse Customer Relationships. We serve a diversified customer and industry base. Our customers include some of the largest communications, power generation and utility companies in North America, including AT&T, DIRECTV®, Mid-American Energy, Energy Transfer Company, Duke Energy, DCP Midstream, Dominion Virginia Power, Enbridge, Inc., Chesapeake Midstream Partners LP and enXco. We have longstanding relationships with many customers and often provide services to many of our customers under multi-year master service agreements and other service agreements. We believe that as a result of our expansion and diversification efforts, it is unlikely that a single customer will account for greater than 25% of our revenue in the foreseeable future.

National Footprint. Including our predecessor companies, we have been in business for more than 80 years and are one of the largest companies in the infrastructure construction services industry. Through our network of more than 400 locations and approximately 12,300 employees as of December 31, 2012, we offer consistent, comprehensive infrastructure services to our customers throughout North America. We believe our experience, technical expertise, geographic reach and size are important to our customers.

Ability to Respond Quickly and Effectively. The skills required to serve our end markets are similar, which allows us to utilize qualified personnel across multiple end markets and projects. We are able to respond quickly and effectively to industry changes, demand and major weather events by allocating our employees, fleet and other assets as and where they are needed, enabling us to provide cost effective and timely services for our customers.

Reputation for Reliable Customer Service and Technical Expertise. We believe that over the years, we have established a reputation for quality customer service and technical expertise. We believe that our reputation gives us an advantage in competing for new work, both from existing as well as potential customers. In addition, we have broad capabilities and expertise in the areas of pipeline, wireless, electrical transmission, power generation, including renewable energy, and heavy industrial infrastructure.

Experienced Management Team. Our management team plays a significant role in establishing and maintaining long-term relationships with our customers, supporting the growth of our business, integrating acquired businesses and managing the financial aspects of our operations. Our chief executive officer, chief operating officer and business unit presidents average 20 plus years of industry experience and have a deep understanding of our customers and their requirements. Generally, key managers and founders of our recently acquired companies continue to work for us under long-term employment agreements or services agreements.

Strategy

The key elements of our business strategy are as follows:

Focus on Growth Opportunities. We believe that our end markets offer compelling growth opportunities, and we expect increased spending by key customers in the industries we serve. We expect development of natural gas and petroleum pipeline infrastructure, expansion of wireless infrastructure, electrical transmission capacity and distribution grid expansion and upgrades, development of power generation infrastructure, including renewable energy sources such as wind farms and solar farms, and heavy industrial projects to be areas of high investment and opportunity in the coming years. We intend to use our broad geographic presence, technical expertise, customer relationships and full range of services to capitalize on these trends and grow our business.

Operational Excellence. We seek to improve our operating margins and cash flows by focusing on profitable services and projects that have high margin potential, as well as by identifying opportunities for leverage within our business, such as deploying resources across multiple projects, while maintaining strong working capital management practices. We enhance our operating effectiveness and utilization rates through our ability to use certain resources across multiple customers and projects. We continue to pursue actions and programs designed to improve operating efficiencies and working capital management, such as increasing accountability throughout our organization, managing customer contract bidding procedures more effectively and increasing individual project profitability, hiring additional experienced operating and financial professionals and expanding the use of our financial and other management information systems.

Maintain Conservative Capital Structure. We have increased our financial resources in recent years. In August 2011, we amended our credit facility, which expanded our borrowing capacity from $260 million to $600 million. We also completed a debt exchange in the first quarter of 2011, resulting in the exchange of 94% of two of our outstanding series of senior convertible notes that we originally issued in 2009. The terms of the exchanged notes are substantially identical to those of the original notes, except that the exchanged notes have an optional physical (share), cash or combination settlement feature. We evaluate our capital structure on an ongoing basis and may consider opportunities to repurchase equity or repurchase, refinance or retire outstanding debt in the future.

Focus on Acquisition Integration. We have diversified our business and expanded our service offerings and geographical footprint through numerous acquisitions in the last few years. Our strategy includes timely and efficient integration of acquisitions to best fit into our internal control environment and to maximize the potential of acquired businesses.

Leverage Performance and Core Expertise Through Strategic Acquisitions, Alliances and/or Selected Divestitures. We may pursue selected acquisitions, investments and strategic alliances that allow us to expand our operations into targeted geographic areas or continue to expand our service offerings in related fields. We may also divest certain businesses or assets due to, among other things, their respective performance or their fit within our long-term business strategy.

Industry Trends

Our industry is composed of national, regional and local companies that provide services to customers in the utilities and communications industries.

We believe the following industry trends affect demand for our services:

Increased Demand for Pipeline Infrastructure

Recent improved access to shale formations as a result of technological advances and improved economics has resulted in significant increases in petroleum industry estimates of available North American oil and natural gas reserves. Technological advances in horizontal drilling and hydraulic fracturing have made access to natural gas easier and cheaper and have led to a drilling boom in recent years and created an abundance of gas supply, which has reduced the price of dry gas, or gas without imbedded liquids, that can be extracted for higher value. Drilling continues at high levels, especially for oil and gas and natural gas liquids.

The sharp increase in drilling activity from oil and gas shales has enormous implications for the construction of oil, gas and natural gas liquids pipelines over the next two decades. According to the International Energy Agency World Energy Outlook 2012, the advances in technologies for oil and gas drilling and completion have created an energy boom in the U.S., which could lead to the U.S. becoming the world’s largest oil producer by the year 2020, as well as becoming energy independent by the year 2030.

According to the North American Electric Reliability Corporation (“NERC”), development of shale gas production in North America has the potential to increase availability of gas supply in the future. Gas in shale formations represents an estimated two-thirds of North America’s potentially recoverable gas reserves. This boom has also positively affected exploration and production in the oil shale regions and the liquids-rich areas of the gas shale basins, where crude and high-value gas liquid by-products can be produced with gas. As a result, expanded long-term opportunities for liquids pipelines are predicted in the Bakken, Eagle Ford, Permian, Western Marcellus, Utica and other liquids-rich shale basins.

Natural gas is one of the cleanest burning hydrocarbon fuels and is in demand because of its relative cost advantage over other fossil fuel sources. Gas production is at historic high levels and is projected to grow by 25% over the next decade according to the U.S. Energy Information Administration’s Annual Energy Outlook 2013. Higher availability of low-cost natural gas supplies could substantially increase gas-fired electric generating plant additions, changing the North American fuel mix while increasing dependency on a single, largely domestic fuel type. According to the 2012 NERC Long-Term Reliability Assessment, natural gas has become the predominant option for new build power generation. Gas-fired plants are typically easy to construct, require little lead-time, and emit less carbon dioxide and are generally less expensive to construct when compared to coal and oil fired generation facilities. Federal and certain state regulations often make the siting and construction of coal fired power plants extremely difficult or in some cases virtually impossible, due to environmental and emissions concerns. These trends are anticipated to continue, which could further increase the expected number of new build natural gas plants or coal plant conversions.

We also believe that U.S. energy policy goals will continue to promote domestic sources of energy in order to reduce U.S. dependence on foreign energy sources, both for economic and national security reasons.

As result of these factors, the level of natural gas pipeline construction activity in the U.S. is expected to remain high. We believe that as new shale oil and gas reserves are developed, the demand for additional pipeline transport projects will grow. According to the 2011 Interstate Natural Gas Association of America (“INGAA”) North American National Gas Midstream Infrastructure Through 2035 report, the U.S. and Canada will need more than 43 billion cubic feet per day of incremental mainline transport capacity from 2010 to 2035 to accommodate the anticipated changes in natural gas supply and demand. The INGAA report estimates that annual expenditures for pipeline infrastructure, including gathering and processing facilities, will average more than $8.0 billion per year over the next 25 years.

We believe we are one of the leading pipeline contractors in the U.S. Our service offerings include the construction and maintenance of large diameter pipeline, mid-stream pipeline, gathering pipelines, compressor and pumping stations and treatment plants. We anticipate that increased demand for pipeline infrastructure should provide robust pipeline, power generation and heavy industrial construction opportunities, and that our diverse capabilities and expertise in these sectors will enable us to be a leading player in this growing market.

Increased Demand for Wireless and Wired Services

Demand for faster and more robust wireless and wired services has increased significantly with the proliferation of high-speed internet connectivity, broadband, data transmission, video and music download services, high definition television and other advanced digital and video services. Data usage over wireless networks is rapidly increasing as more consumers surf the web, check email and watch video on mobile devices. Smartphones, laptops, tablets and other mobile devices have become increasingly important to consumers. In its 2012 Global Mobile Data Traffic Forecast Update, Cisco Systems, Inc. predicted that mobile network connection speeds will increase seven-fold by 2017. Cisco also predicted that 4G wireless service will be used for only 10% of connections, but will represent 45% of total traffic and that 4G connections will generate eight times more traffic, on average, than a non-4G connections.

To serve this developing market and the ever-increasing need for more bandwidth and faster data delivery services, service providers continue to upgrade the capacity and performance of their wired and wireless networks and are deploying competing networks using new technologies. Additionally, declining equipment costs and expanded capabilities of wireline and wireless network equipment have incentivized investment. At the same time, major regional and rural telecommunication companies are upgrading their networks from copper line to fiber optic line in order to enhance their ability to provide customers with bundled services that include video, voice and data. Similar dynamics of providers seeking to improve their offerings are prevalent in the cable and satellite markets as well. The American Recovery and Reinvestment Act (“ARRA”) allocated $7.2 billion for the development of broadband facilities throughout the United States and the expansion of broadband access into areas that are currently not served by high-speed data networks.

Inadequacy of Existing Electric Power Transmission and Distribution Networks

The U.S. electrical transmission and distribution infrastructure requires significant ongoing maintenance, upgrade and expansion to manage power line congestion and avoid delivery failures. Demand for electricity is expected to grow as the economy recovers and as the population grows. According to the 2013 Annual Energy Outlook published by the Department of Energy’s (“DOE”) Energy Information Administration, the U.S. population will increase by about 29% from 2011 to 2040, with energy consumption increasing by 10%. NERC reports in its 2011 Long-Term Reliability Assessment that peak demand for electricity in North America is forecast to increase by approximately 14% over the next ten years. To accommodate the increase in demand, NERC estimates that 38,900 circuit miles will need to be added to the electrical transmission system from 2010 through 2021. Significant capital investment in the U.S. transmission and distribution system will be required to meet the needs of the growing population as well as the projected increase in use of renewable energy power resources. In March 2012, the Edison Electric Institute (“EEI”) projected over $60 billion of investments in new transmission systems over the twenty year period from 2011 to 2022.

Significant investment in new transmission lines will also be required to connect new renewable energy generation projects to the electrical grid. Renewable energy power sources are typically located in remote areas. Wind power generation is feasible only where adequate average wind speed and consistency are present. The principal onshore wind resources in the U.S. are located in the central plains area of the country, roughly from the Texas panhandle to the Canadian border. Additionally, the most efficient and reliable onshore solar resources are located primarily in the sparsely populated desert regions of the southwest. These renewable corridors are in relatively remote areas where population density and industrial energy demand are both relatively low. As a result, relatively few traditionally fueled generation facilities exist in these areas; therefore, extensive collection and transmission projects are necessary to connect these renewable energy generation projects to the electrical grid. In a March 2012 report, the EEI estimated that almost $50 billion will be invested from 2011 through 2022 to address the integration of renewable resources through the addition or upgrade of nearly 13,000 circuit miles of transmission lines. Also driving expected growth in renewable energy related transmission projects are the current state level renewable portfolio standards, which require or target that specified percentages of energy sales or installed capacity come from renewable sources such as wind, solar, geothermal or biofuel. According to a report by The Brattle Group, if the current renewable portfolio standards were increased to a 20% federal renewable portfolio standard, the investment requirement in new transmission over the next ten to 15 years would increase to between $80 billion and $130 billion.

In addition to projects aimed at increasing electrical power transmission capacity and integration of new renewable energy resources, efforts to modernize the existing transmission system are also expected. The category of projects using digital technology to improve reliability, security and efficiency of the electric system are known as “Smart Grid” projects. The ARRA allocated $11 billion in funds for modernization and expansion of the nation’s electrical grid in order to develop a Smart Grid.

We believe that spending levels will continue to increase as utility companies work to address infrastructure maintenance, reliability and capacity requirements, as well as future reliability standards required by the Energy Policy Act of 2005 and state mandated renewable portfolio standards.

Renewable Energy Projects

The desire to decrease the U.S. dependence on foreign oil imports and the focus on a clean environment have created demand for more domestic, environmentally sensitive electrical power production, such as wind and solar collection farms. Currently, approximately 35 states as well as the District of Columbia and Puerto Rico have adopted renewable portfolio standards or goals. NERC’s 2010 Long-Term Reliability Assessment projects approximately 180,000 megawatts (“MW”) of new wind and solar capacity over the next ten years, and indicates that wind and solar resources account for 95% of anticipated renewable resource additions by 2019. We have expertise in wind, solar and industrial plant construction, and expect to be a leading player in renewable energy infrastructure projects.

The renewable energy industry is reliant on federal and state tax incentives. The ARRA was enacted in February 2009 and contained federal tax incentives applicable to the renewable energy industry. Certain key renewable energy provisions contained in the ARRA were extended in December 2010 and again in January 2013 by the American Taxpayer Relief Act (the “ATRA”). These provisions should have a positive impact on our customers’ spending in a number of important areas and offer additional incentives that should benefit our business. One of the federal tax incentives contained in the ATRA is the extension of the production tax credit for wind projects that have commenced construction before January 1, 2014. The production tax credit provides the owner of a U.S. wind facility with a ten-year credit against its federal income tax obligations based on the amount of electricity produced at such facility by the owner and sold to unrelated persons during that period. The current production tax credit rate is 2.2 cents per kilowatt hour of electricity produced at a qualified wind energy facility. The wind industry will be negatively impacted, however, if the production tax credit is not extended or renewed beyond the December 31, 2013 date by which construction must be commenced on a qualified wind energy facility. The ARRA also allowed wind and solar projects to elect to claim an investment tax credit equal to 30% of the cost of certain qualifying assets in lieu of claiming the production tax credit. The ARRA also included a U.S. Treasury grant program which allowed taxpayers that own production tax credit-eligible and investment tax credit-eligible facilities to receive grants from the U.S. Treasury equal to the amount of the investment tax credit that would otherwise be available to the facility, but this cash grant in lieu of the 30% tax credit program, known as the “Section 1603 Program,” expired and was not renewed by the ATRA. The federal and state tax incentives have a finite duration, and efforts to extend or renew such incentives beyond the December 31, 2013 deadline to commence construction of a qualified wind energy facility may not be successful. However, solar projects will continue to be eligible for the investment tax credit as long as the project is placed in service prior to January 1, 2017.

The accelerated tax depreciation provision for certain renewable energy generation assets (namely, certain equipment that uses solar or wind energy or energy from geothermal deposits or biomass) provides for a five year depreciable life for these assets, rather than the longer depreciable lives of many non-renewable energy assets. First year bonus depreciation is also available for eligible equipment. Under this provision, 100% of the eligible basis was deductible in the first year for eligible systems acquired and placed in service between September 8, 2010 and December 31, 2011 and 50% of the eligible basis may be deducted in the first year for eligible systems acquired and placed in service during 2012 or 2013. Historically, incentives such as these have increased construction activity in this sector and are expected to do so in the future. The ARRA also contains several provisions aimed at improving the electrical transmission system in the U.S., in part to facilitate the transfer of renewable energy from rural areas to high demand areas, and several of these provisions have been extended by the ATRA through the end of 2013.

Wind Opportunities

Currently, approximately 3% of the U.S.’s electrical needs are met by wind power generation. A report by the DOE presented a roadmap for increasing wind power generation to 20% of demand by 2030, which would require hundreds of billions of dollars in new wind farm investment and transmission lines. Wind deployment in 2012 was brisk. According to the American Wind Energy Association, as of December 31, 2012, the U.S. had approximately 60,000 MW of installed wind farm generating capacity, with approximately 13,100 MW added in 2012 and approximately 6,650 MW added in 2011. If, however, Congress does not extend or renew wind renewable tax credits in future years, levels of wind farm construction could decrease significantly.

Solar Opportunities

The U.S. photovoltaic (“PV”) market has grown rapidly over the past ten years, rising from 3.9 MW in 2000 to approximately 6,400 MW as of the third quarter of 2012, according to the Solar Energy Industries Association (“SEIA”). In 2012, the SEIA noted that PV installed capacity was expected to double versus 2011, adding approximately 3,200 MW. The increase in demand has been driven, in part, by federal and state-level incentives as well as improved project economics from falling solar panel prices. If, however, Congress does not extend or renew the solar renewable tax credits in future years, levels of solar farm construction could decrease significantly.

Heavy Industrial Opportunities

Industrial plant construction opportunities across a wide variety of industries are present. The low price of natural gas is expected to spur the construction of new gas-fired electrical generating plants, conversions of coal- fired power plants to cleaner natural gas and the construction of other plants which use natural gas as a fuel source or chemical feedstock. Industrial facilities and plants that support the biofuels, food processing, natural gas, petroleum and related industries present opportunities as additional domestic energy reserves are produced, transported and processed.

Recent Developments

Tender Offer

Concurrently with the commencement of this offering, we commenced a cash tender offer (the “Tender Offer”) for any and all of our 7.625% Senior Notes due 2017 (the “2017 Notes”) and a consent solicitation (the “Consent Solicitation”) with respect to certain proposed amendments to the indenture governing the 2017 Notes, which is described in the related Offer to Purchase and Consent Solicitation Statement dated March 1, 2013 (the “Offer to Purchase”). We are offering to purchase the 2017 Notes at a purchase price of $1,027.92 per $1,000 principal amount, plus accrued and unpaid interest, which includes a $30.00 early tender payment per $1,000 principal amount of the 2017 Notes that are validly tendered and not validly withdrawn before 5:00 p.m., Eastern Time, on March 14, 2013 (the “early tender date”). Any 2017 Notes tendered after the early tender date will not be eligible to receive the early tender payment but any 2017 Notes validly tendered after the early tender date and prior to the expiration of the Tender Offer would still be eligible to receive $997.92 per $1,000 principal amount of such 2017 Notes, plus accrued and unpaid interest. The Tender Offer will expire at 11:59 p.m., Eastern Time, on March 28, 2013.

The Tender Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including our successful completion of this offering of notes. The closing of this offering is not conditioned upon the concurrent closing of the Tender Offer. We may, but are not obligated to, retire any untendered 2017 Notes through one or more subsequent tender offers, purchases on the open market or redemptions. Neither this prospectus supplement nor the accompanying base prospectus constitutes an offer to purchase or a solicitation of an offer to sell any of our outstanding securities nor does it constitute a solicitation of consent to the proposed amendments described in the Offer to Purchase.

THE OFFERING

The following summary contains basic information about this offering and the notes and is not intended to be complete. It does not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying base prospectus carefully, including the sections entitled “Risk Factors” and “Description of the Notes,” as well as the documents incorporated by reference, before deciding to invest in the notes.

Issuer	MasTec, Inc.

Notes Offered	$400,000,000 aggregate principal amount of 4.875% Senior Notes due March 15, 2023.

Maturity Date	March 15, 2023.

Interest	4.875% per annum, payable semi-annually in arrears.

Interest Payment Dates	March 15 and September 15 of each year, beginning on September 15, 2013. Interest will accrue from the issue date of the notes.

Optional Redemption	We may redeem the notes, in whole or in part, at any time on or after March 15, 2018. The initial redemption price is 102.438% of their principal amount, plus accrued and unpaid interest. The redemption price will decline each year after 2018 and will be 100% of their principal amount, plus accrued interest, beginning on March 15, 2021.

We may also redeem all or part of the notes at any time prior to March 15, 2018, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus the Applicable Premium, as defined under “Description of the Notes,” as of, and accrued and unpaid interest to, the redemption date.

We may redeem up to 35% of the principal amount of the notes prior to March 15, 2016 in an amount equal to the amount of the net cash proceeds of certain equity offerings at 104.875% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption only if, after the redemption, at least 65% of the aggregate principal amount of the notes originally issued remains outstanding, and the notice of redemption is mailed within 90 days after such sale of capital stock. See “Description of the Notes—Optional Redemption.”

Change of Control	Upon a change of control, as defined under “Description of the Notes,” we will be required to commence and consummate an offer to purchase all the notes then outstanding at a purchase price equal to 101% of their principal amount, plus accrued interest to the payment date. We may not have sufficient funds available at the time of a change of control to repurchase the notes.

Guarantees	All our domestic restricted subsidiaries existing on the issue date that guarantee our existing credit facility will guarantee the notes. In addition, subject to certain exceptions, our future wholly-owned domestic restricted subsidiaries and certain future non-wholly-owned restricted subsidiaries, in each case, that guarantee any credit facility of MasTec or of any other restricted subsidiary will guarantee the notes. Each subsidiary guarantor will provide a guarantee of the payment of the principal, premium and interest on the notes on a senior unsecured basis.

Ranking	The notes will:

•	be general senior unsecured obligations of MasTec;

•	rank equal in right of payment with all existing and future unsubordinated unsecured indebtedness of MasTec;

•	rank senior in right of payment to all existing and future subordinated indebtedness of MasTec;

•	be effectively junior to all of the obligations, including trade payables, of the subsidiaries of MasTec (other than the subsidiary guarantors); and

•	be effectively subordinated to all secured indebtedness of MasTec to the extent of the value of the assets securing such indebtedness.

The guarantees will:

•	be general senior unsecured obligations of the subsidiary guarantors;

•	rank equal in right of payment with all existing and future unsubordinated unsecured indebtedness of the subsidiary guarantors;

•	rank senior in right of payment with all future subordinated indebtedness of the subsidiary guarantors; and

•	be effectively subordinated to all secured indebtedness of the subsidiary guarantors to the extent of the value of the assets securing such indebtedness.

As of December 31, 2012, on an as adjusted basis after giving effect to the issuance of the notes offered hereby and the consummation of our concurrent Tender Offer and Consent Solicitation and the repayment of outstanding amounts under our existing credit facility, as set forth under “Use of Proceeds” and the payment of fees and expenses associated therewith:

•

MasTec and the initial guarantors would have had $314.9 million of consolidated indebtedness outstanding, other than the notes, including our 4.00% senior convertible notes due 2014 and our 4.25% senior convertible notes due 2014, $79.0 million of capital lease obligations (which are generally secured by liens on the assets being leased) and $30.2 million of secured notes payable, all of which would have been senior indebtedness;

•	the subsidiaries of MasTec that are not guarantors would have had approximately $47.6 million of liabilities outstanding, including trade payables; and

•	we would have had $479.2 million of undrawn borrowing capacity under our existing credit facility.

In 2012, our subsidiaries that are not guaranteeing the notes had revenues of approximately $188.5 million, or 5.0% of our consolidated 2012 revenues, income from continuing operations before income taxes of approximately $10.8 million, or 5.6% of our consolidated 2012 income from continuing operations before income taxes and total assets of approximately $76.5 million, or 3.0% of our total consolidated assets.

Our existing credit facility is secured by substantially all of the assets of MasTec and its subsidiaries. The notes will be effectively subordinated to such indebtedness to the extent of the value of the assets securing such indebtedness.

Certain Covenants	The terms of the notes will limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional debt and issue preferred stock;

•	create liens;

•	pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

•	place limitations on distributions from restricted subsidiaries;

•	issue guarantees;

•	issue or sell the capital stock of restricted subsidiaries;

•	sell assets;

•	enter into transactions with affiliates; and

•	effect mergers.

These covenants are subject to a number of important exceptions and qualifications. Additionally, upon the first date that the notes have investment grade ratings from Moody’s and S&P, we and our restricted subsidiaries will cease to be subject to certain of these covenants. See “Description of the Notes.”

Use of Proceeds

We intend to use a portion of the net proceeds from this offering to fund the repurchase of our $150 million principal amount of the 2017 Notes pursuant to our concurrent Tender Offer and Consent Solicitation, to fund the expected redemption of any 2017 Notes not tendered in the Tender Offer and to repay the outstanding balance under our existing credit facility. We expect to use the remaining net proceeds for working capital and other general corporate purposes. Pending such usage, we expect to invest the proceeds in short term instruments.

Risk Factors	See “Risk Factors” beginning on page S-14 for a discussion of risks that you should carefully consider before deciding to invest in the notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth summary consolidated financial data of MasTec and its consolidated subsidiaries at the dates and for the periods indicated. The summary consolidated balance sheet data as of December 31, 2012 and 2011 and the summary consolidated statements of operations data and summary cash flow data for each of the years in the three-year period ended December 31, 2012 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary balance sheet data as of December 31, 2010 has been derived from our audited consolidated financial statements, which are not included or incorporated by reference into this prospectus supplement. The summary consolidated financial data presented below should be read in conjunction with our audited consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference into this prospectus supplement.

	Years Ended December 31,
	2012	2011	2010
	(in millions)
Statement of Operations Data
Revenue	$3,726.8	$2,831.3	$2,143.0
Costs of revenue, excluding depreciation and amortization	$3,239.2	$2,459.7	$1,829.5
Income from continuing operations before non-controlling interests	$116.6	$97.5	$66.1
(Loss) income from discontinued operations, net of tax	$(9.2)	$8.5	$24.3
Net income	$107.4	$106.0	$90.4
Net loss attributable to non-controlling interests	$—	$—	$(0.1)
Net income attributable to MasTec, Inc.	$107.4	$106.0	$90.5

	Years Ended December 31,
	2012	2011	2010
	(in millions)
Cash Flow Data
Net cash provided by operating activities	$172.1	$5.8	$218.0
Net cash used in investing activities	$(128.0)	$(146.6)	$(104.3)
Net cash used in financing activities	$(37.7)	$(16.8)	$(24.7)
Cash and cash equivalents - end of period	$26.8	$20.3	$177.6
Cash and cash equivalents of discontinued operations	$0.4	$12.9	$18.9
Cash and cash equivalents of continuing operations	$26.4	$7.4	$158.7

	Years Ended December 31,
	2012	2011	2010
	(in millions)
Balance Sheet Data
Working capital	$341.4	$236.4	$235.1
Property and equipment, net	$350.4	$263.0	$176.5
Total assets	$2,407.9	$2,094.7	$1,655.8
Total debt	$598.9	$494.7	$412.6
Total shareholders’ equity	$861.9	$811.2	$653.2

RISK FACTORS

An investment in the notes involves significant risks, including the risks described below. You should consult with your own financial and legal advisers and carefully consider, among other matters, the risks set forth below as well as the risks described in our Annual Report on Form 10-K for the year ended December 31, 2012 and the other documents incorporated herein by reference. You should carefully consider the risks described in those reports and the other information in this prospectus supplement and the accompanying base prospectus before you make a decision to invest in the notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to the Notes

We have a significant amount of debt, which will increase as a result of this offering. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

We have a significant amount of debt and substantial debt service requirements. As of December 31, 2012, as adjusted for this offering and the application of the net proceeds therefrom, including the repurchase and redemption of the 2017 Notes and the repayment of the outstanding balance under our existing credit facility, we would have had approximately $314.9 million of outstanding debt, other than the notes, and we would have had $479.2 million of undrawn borrowing capacity under our existing credit facility.

This level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

•

resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our existing credit facility;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our operations to pay our indebtedness.

Our ability to generate cash in order to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive, legislative, regulatory and other factors beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in our existing credit facility and our other financing agreements, including the indenture governing the notes, and other agreements we may enter into in the future. Specifically, we will need to maintain certain financial ratios. Our business may not continue to generate sufficient cash flow from operations in the future and future borrowings may not be available to us under our existing credit facility or from other sources in an amount sufficient to service our indebtedness, including the notes, to make necessary capital expenditures or to fund our other liquidity needs. If we are unable to generate such cash flow or borrow cash, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to make payments on our indebtedness or refinance our indebtedness will depend on the capital markets and our financial condition at such time, as well as the terms of our financing agreements and the indenture governing the notes. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

We may incur substantial additional indebtedness, including debt ranking effectively senior to the notes, which could further exacerbate the risks associated with our substantial indebtedness.

Subject to the restrictions in the indenture governing the notes and in our existing credit facility, we and our subsidiaries may be able to incur additional indebtedness, including debt ranking effectively senior to the notes, in the future. Although the indenture will contain, and our existing credit facility does contain, restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and debt incurred in compliance with these restrictions could be substantial. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks we now face would increase.

The notes will be effectively subordinated to our existing credit facility and any other existing and future secured indebtedness of us and our subsidiaries.

The notes will not be secured by any of our assets or those of our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt we or our subsidiaries may incur, including the existing credit facility, under which we have an available borrowing amount of up to $600.0 million with an option to increase our revolving commitments and establish term loans of up to $200.0 million in total, subject to certain restrictions. As of December 31, 2012, we had outstanding revolving loans of approximately $134.0 million and approximately $120.8 million of letters of credit issued under our existing credit facility. Our existing credit facility is collateralized by a first priority security interest in substantially all of our assets and the assets of our subsidiaries. Additionally, we have guaranteed a $13.5 million equipment term loan, of which $3.8 million remained outstanding as of December 31, 2012, that is secured by most of the existing equipment of our wholly-owned subsidiary, Pumpco, Inc. In connection with certain acquisitions, we have entered into or assumed certain debt and/or capital lease obligations. As of December 31, 2012, $20.6 million of this acquisition-related debt remained outstanding. As of December 31, 2012, on an as adjusted basis after giving effect to the issuance of the notes offered hereby and the consummation of our concurrent Tender Offer and Consent Solicitation as set forth under “Use of Proceeds,” the repayment of the outstanding balance under our existing credit facility and the payment of fees and expenses associated therewith, together with the initial guarantors, we would have had $314.9 million of consolidated indebtedness outstanding, other than the notes, including our 4.00% senior convertible notes due 2014 and our 4.25% senior convertible notes due 2014, $79.0 million of capital lease obligations (which are generally secured by liens on the assets being leased) and $30.2 million of secured notes payable, all of which would have been senior indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. If new indebtedness is added to our current debt levels, the related risks we could face would be magnified.

Not all of our subsidiaries will guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

The guarantors of the notes will not include all of our subsidiaries. In particular, each of our existing subsidiaries that is a foreign subsidiary and certain immaterial subsidiaries will not guarantee the notes. Additionally, our future restricted subsidiaries will be required to guarantee the notes only if they also guarantee any credit facility of MasTec or any other restricted subsidiary, they are not foreign subsidiaries and they are wholly owned by us (subject to certain limited exceptions). No payments on the notes will be made from assets of subsidiaries that do not guarantee the notes, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor. In 2012, our subsidiaries that are not guaranteeing the notes had revenues of approximately $188.5 million, or 5.0% of our consolidated 2012 revenues, income from continuing operations before income taxes of approximately $10.8 million, or 5.6% of our consolidated 2012 income from continuing operations before income taxes and total assets of approximately $76.5 million, or 3.0% of our total consolidated assets.

In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes will be structurally subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables. As of December 31, 2012, our non-guarantor subsidiaries had approximately $47.6 million of liabilities outstanding, including trade payables.

MasTec, Inc. is a holding company, and it may not have access to the cash flow and other assets of its subsidiaries that may be needed to make payment on the notes.

MasTec, Inc. is a holding company and it conducts substantially all of its operations through its subsidiaries. Consequently, it does not have any income from operations and does not expect to generate income from operations in the future. As a result, its ability to meet its debt service obligations, including its obligations under the notes, substantially depends upon its subsidiaries’ cash flow and payment of funds to it by its subsidiaries as dividends, loans, advances or other payments. In addition, the payment of dividends or the making of loans, advances or other payments to MasTec, Inc. may be subject to regulatory or contractual restrictions.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may be required to return payments received from us or the guarantors.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the guarantees thereof. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which vary from state to state, the notes or guarantees as to us or any of the guarantors, as applicable, could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying, or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business; or

•	we or any of the guarantors, as applicable, intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature.

If a court were to find that the issuance of the notes or the incurrence of the guarantees was a fraudulent transfer or conveyance as to us or any of the guarantors, as applicable, the court could void our payment obligations or those of the applicable guarantor under the notes or such guarantee or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. In addition, each guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent conveyance. This provision may not be effective to protect the guarantees from being voided under fraudulent conveyance laws, or may eliminate the guarantor’s obligations or reduce the guarantor’s obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

The agreements governing our debt, including the notes and our existing credit facility, contain various covenants that impose restrictions on us that may affect our ability to operate our business and to make payments on the notes.

Our existing agreements impose and future financing agreements are likely to impose operating and financial restrictions on our activities. These restrictions require us to comply with or maintain certain financial tests and limit our ability to:

•	incur additional debt and issue preferred stock;

•	create liens;

•	redeem or prepay certain debt;

•	pay dividends on our stock or repurchase stock;

•	make certain investments;

•	engage in consolidations, mergers and acquisitions; and

•	make certain investments.

These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

We may be unable to make a change of control offer required by the indenture governing the notes, which would cause defaults under the indenture governing the notes, our existing credit facility and our other financing arrangements.

The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase. The terms of our existing credit facility will require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of the notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes or that restrictions in our existing credit facility and other financing agreements will not allow the repurchases. If we fail to repurchase the notes in cash as required by the indenture, it would constitute an event of default under the indenture governing the notes, which, in turn, would constitute an event of default under our existing credit facility, our 4.00% senior convertible notes due 2014 and our 4.25% senior convertible notes due 2014. See “Description of the Notes—Repurchase of Notes upon a Change of Control.”

There is no trading market for the notes, and an active trading market for the notes may not develop, which means that you may not be able to sell your notes easily.

The notes are a new issue of securities for which there is no public market. We do not plan to list the notes on any securities exchange or to include them in any automated quotation system. We cannot assure you that an active trading market for the notes will develop or as to the liquidity or sustainability of any such market, your ability to sell the notes or the price at which the notes may be sold. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes will be harmed. The liquidity and future trading prices of the notes will depend on many factors, including, among other things, the number of holders of the notes, prevailing interest rates, our results of operations and financial condition, the market for similar securities and the interest of securities dealers in making a market in the notes. An active or liquid trading market for the notes may not develop or be sustained.

Any decline in our corporate credit rating or the rating of the notes could adversely affect the trading price of the notes.

Any decline in the ratings of our corporate credit or the notes or any indications from the ratings agencies that their ratings on our corporate credit or the notes are under surveillance or review with possible negative implications, could adversely affect the trading price of the notes. In addition, a ratings downgrade could adversely affect our ability to access capital to fund our operations or to refinance our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges	2.7	2.7	2.6	2.0	2.2

The ratio of earnings to fixed charges is calculated as income from continuing operations, before provision for income taxes, less net unconsolidated affiliates’ interests, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, divided by fixed charges. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt discount, and the interest portion of net rent expense which is deemed to be representative of the interest factor.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, before expenses, will be approximately $394 million after deducting the fees of the underwriters.

We intend to use a portion of the net proceeds from this offering to fund the repurchase of the outstanding $150 million principal amount of 2017 Notes pursuant to our concurrent Tender Offer and Consent Solicitation, to fund the expected redemption of any 2017 Notes not tendered in such tender offer and to repay the outstanding balance under our existing credit facility. Our existing credit facility matures on August 22, 2016 and, as of December 31, 2012, interest on outstanding revolving loans under our existing credit facility accrued at a rate of approximately 3.95% per annum. To the extent that all of the proceeds of this offering are not necessary for such purposes, we intend to use such remaining net proceeds from this offering for working capital and other general corporate purposes. Pending such usage, we expect to invest the proceeds in short term instruments. Neither this prospectus supplement nor the accompanying base prospectus constitutes an offer to purchase or a solicitation of an offer to sell any of our outstanding securities, nor does it constitute a solicitation of consent to the proposed amendments described in the Offer to Purchase. Affiliates of one or more of the underwriters are lenders under our existing credit facility and, therefore, may receive a share of the net proceeds of the offering, to the extent such proceeds are used to reduce any outstanding borrowings owed under our existing credit facility. One or more of the underwriters or their affiliates may own a portion of the 2017 Notes and, therefore, may receive a share of the net proceeds of the offering to the extent such proceeds are used to redeem notes owned by them. See “Underwriting—Other Relationships” in this prospectus supplement.

CAPITALIZATION

The following table sets forth our cash and cash equivalents balances and our capitalization as of December 31, 2012:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the issuance and sale of the notes offered hereby and the application of the net proceeds thereof as described under “Use of Proceeds”, assuming the tender of all of the 2017 Notes by the early tender date and the purchase thereof pursuant to the Tender Offer.

You should read the following table in conjunction with (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement, and (ii) the sections entitled “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus.

	As of December 31, 2012
	Actual	As Adjusted
	(unaudited)
	(in thousands)
Cash and cash equivalents	$26,382	$130,001

Notes Outstanding:
Notes offered hereby	$—	$400,000
7.625% senior notes	150,000	—
4.25% senior convertible notes due 2014 (1)	100,000	100,000
4.00% senior convertible notes due 2014 (2)	115,000	115,000
Existing credit facility	134,000	—	(3)
Capital lease obligations, weighted average interest rate of 2.9%	79,029	79,029
Notes payable for equipment, weighted average interest rate of 4.0%	26,355	26,355
3.53% equipment term loan	3,838	3,838

Total debt	$608,222	$724,222

Total shareholders’ equity	861,935	861,935

Total capitalization	$1,470,157	$1,586,157

(1)	Aggregate principal amount which includes $4.9 million of unamortized debt discount and investor fees.
(2)	Aggregate principal amount which includes $4.4 million of unamortized debt discount and investor fees.
(3)	We would have $479.2 million of undrawn borrowing capacity and $120.8 of outstanding letters of credit under our existing credit facility.

DESCRIPTION OF THE NOTES

The 4.875% Senior Notes due 2023 offered hereby (the “Notes”) will be issued pursuant to an Indenture dated as of June 5, 2009, (the “Existing Indenture”) and a Supplemental Indenture, to be dated as of March 18, 2013, (the “Supplemental Indenture” and, together with the Existing Indenture, the “Indenture”) both, among MasTec, Inc., as issuer of the Notes, the Initial Subsidiary Guarantors, as guarantors, and U.S. Bank, National Association, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

The following summary of the terms of the Notes offered by this prospectus supplement supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the senior debt securities set forth under the caption “Description of Debt Securities” in the accompanying prospectus. Terms used in this prospectus supplement that are otherwise not defined have the meanings given to them in the Indenture.

The following is a summary of the material provisions of the Indenture but does not restate the Indenture in its entirety. You can find the definitions of certain capitalized terms used in the following summary under the subheading “—Definitions.” We urge you to read the Indenture because it may contain additional information and it, and not this description, defines MasTec, Inc.’s obligations and your rights as holders of the Notes. A copy of the proposed form of Indenture is available upon request from MasTec, Inc. For purposes of this “Description of the Notes,” the term “Issuer” or “MasTec” means MasTec, Inc. and its successors under the Indenture, excluding its subsidiaries. We refer to each of MasTec, Inc. and each Subsidiary Guarantor individually as an “Obligor” and to MasTec, Inc. and all Subsidiary Guarantors collectively as “Obligors.”

General

The Notes will be general senior unsecured obligations of MasTec, initially limited to $400.0 million aggregate principal amount. The Notes will mature on March 15, 2023. Subject to the covenants described below under “—Covenants—Limitations on Indebtedness and Issuance of Preferred Stock”, “—Covenants—Limitation on Issuance of Guarantees by Restricted Subsidiaries” and applicable law, MasTec may issue additional Notes (“Additional Notes”) in an unlimited amount under the Indenture. The Notes offered hereby and any Additional Notes will be treated as a single class for all purposes under the Indenture.

Each Note will initially bear interest at the rate per annum shown on the cover page of this memorandum from the Closing Date or from the most recent interest payment date to which interest has been paid. Interest on the Notes will be payable semiannually on March 15 and September 15 of each year, commencing September 15, 2013. Interest will be paid to Holders of record at the close of business on March 1 or September 1 immediately preceding the interest payment date. Interest is computed on the basis of a 360-day year of twelve 30-day months on a U.S. corporate bond basis.

If a Holder has previously given wire transfer instructions to MasTec and the Trustee, all principal, interest and premium on that Holder’s Notes will be paid in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar unless MasTec elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders. The Trustee will initially act as paying agent and registrar. A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer.

The Notes will be issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and multiples of $1,000 in excess thereof. See “—Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of Notes, but MasTec may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Optional Redemption

The Issuer may redeem the Notes, in whole or in part, at any time on or after March 15, 2018. The redemption price for the Notes (expressed as a percentage of principal amount) will be as follows, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on March 15 of any year set forth below:

Year	Redemption Price
2018	102.438%
2019	101.625%
2020	100.813%
2021 and thereafter	100.000%

In addition, at any time prior to March 15, 2016, MasTec may redeem up to 35% of the principal amount of the Notes with an amount equal to the amount of the Net Cash Proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of MasTec at a redemption price (expressed as a percentage of principal amount) of 104.875%, plus accrued and unpaid interest to the redemption date; provided that at least 65% of the aggregate principal amount of the Notes originally issued on the Closing Date remains outstanding after each such redemption (excluding Notes held by MasTec and its Subsidiaries) and notice of any such redemption is mailed within 90 days of each such sale of Capital Stock.

In addition, at any time prior to March 15, 2018, MasTec may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

The Issuer will give not less than 30 days’ nor more than 60 days’ notice of any redemption. If less than all of the Notes are to be redeemed, selection of the Notes for redemption will be made by the Trustee:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or

•	if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

However, no Note of $2,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note.

Any redemption may, at MasTec’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of any debt or equity offering, Change of Control or other corporate transaction or event. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in MasTec’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Guarantees

Payment of the principal of, premium, if any, and interest on the Notes will be Guaranteed, jointly and severally, on an unsecured unsubordinated basis by each Restricted Subsidiary that Guarantees the Credit Agreement. In addition, each future Restricted Subsidiary (other than Excluded Subsidiaries) that Guarantees any Credit Facility of MasTec or of any other Restricted Subsidiary will Guarantee the payment of the principal of, premium, if any, and interest on the Notes as required by the Indenture.

The obligations of each Subsidiary Guarantor under its Note Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable Federal or state laws. Each Subsidiary Guarantor that makes a payment or distribution under its Note Guarantee will be entitled to contribution from any other Subsidiary Guarantor or MasTec, as the case may be.

The Note Guarantee issued by any Subsidiary Guarantor will be automatically and unconditionally released and discharged upon:

(1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary or an Excluded Subsidiary (other than pursuant to clause (1) of the definition thereof);

(2) in connection with any sale of all or substantially all the assets or sale or other disposition of all or a majority of the Capital Stock of a Subsidiary Guarantor to a Person that is not the Company or (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale of such assets or Capital Stock of the Subsidiary Guarantor complies with the covenant described under “—Covenants—Limitation on Asset Sales”;

(3) if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture;

(4) pursuant to the covenant termination described below under “—Covenants—Covenant Termination”;

(5) the release or the discharge of the Guarantee by such Restricted Subsidiary of Indebtedness of MasTec or any Restricted Subsidiary of MasTec or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to Guarantee the Notes, except if a release or discharge is by or as a result of payment under such other Guarantee; or

(6) the merger or consolidation of such Subsidiary Guarantor with and into MasTec or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation or dissolution of such Subsidiary Guarantor following the transfer of all or substantially all of its assets to MasTec or another Subsidiary Guarantor.

Ranking

The Notes will:

•	be general senior unsecured obligations of MasTec;

•	rank equal in right of payment with all existing and future unsubordinated indebtedness of MasTec;

•	rank senior in right of payment to all existing and future subordinated indebtedness of MasTec;

•	be effectively junior to all of the obligations, including trade payables, of the Subsidiaries of MasTec (other than Subsidiary Guarantors); and

•	be effectively subordinated to all secured indebtedness of MasTec, including the Credit Agreement, to the extent of the value of the assets securing such indebtedness.

The Note Guarantees will:

•	be general senior unsecured obligations of the Subsidiary Guarantors;

•	rank equal in right of payment with all existing and future unsubordinated indebtedness of the Subsidiary Guarantors;

•	rank senior in right of payment with all future subordinated indebtedness of the Subsidiary Guarantors; and

•	be effectively subordinated to all secured indebtedness of the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness.

As of December 31, 2012, on an as adjusted basis after giving effect to the issuance of the Notes offered hereby and the consummation of the tender offer for the MasTec’s Existing Notes as set forth under “Use of Proceeds” and the payment of fees and expenses associated therewith, (i) MasTec and the Initial Subsidiary Guarantors would have had $314.9 million of consolidated indebtedness outstanding, other than the Notes, including the Convertible Notes, $79.0 million of capital lease obligations (which are generally secured by Liens on the assets being leased) and $30.2 million of secured notes payable, all of which would have been senior indebtedness, (ii) the Subsidiaries of MasTec that are not Subsidiary Guarantors would have had approximately $47.6 million of liabilities outstanding, including trade payables and (iii) $479.2 million of undrawn borrowing capacity under the Credit Agreement. The Credit Agreement is secured by substantially all of the assets of MasTec and certain of its Subsidiaries. The Notes will be effectively subordinated to the Credit Agreement to the extent of the value of the assets securing the Credit Agreement. The 4.00% Convertible Notes due 2014 and the 4.25% Convertible Notes due 2014 will be pari passu with the Notes.

For the year ended December 31, 2012, our Subsidiaries that are not providing Note Guarantees had revenues of approximately $188.5 million, or 5.0% of our consolidated 2012 revenues, income from continuing operations before income taxes of approximately $10.8 million, or 5.6% of our consolidated 2012 income from continuing operations before income taxes and total assets of approximately $76.5 million, or 3.0% of our total consolidated assets.

Sinking Fund

There will be no sinking fund payments for the Notes.

Covenants

Covenant Termination

Upon the first date that:

(a) the Notes have Investment Grade Ratings from both Rating Agencies; and

(b) no Default or Event of Default has occurred and is continuing under the Indenture,

MasTec and its Restricted Subsidiaries will cease to be subject to the following provisions of the Indenture:

•	“Limitation on Indebtedness and Issuance of Preferred Stock”;

•	“Limitation on Restricted Payments”;

•	“Limitation on Dividend and Other Payment Restrictions Affected Restricted Subsidiaries”;

•	“Limitation on Transactions with Affiliates”;

•	“Limitation on Asset Sales”;

•	“Limitation on Issuance of Guarantees by Restricted Subsidiaries”; and

•	clause (3) of the first paragraph of “Consolidation, Merger and Sale of Assets”;

(collectively, the “Terminated Covenants”). The Terminated Covenants will not be reinstated even if MasTec subsequently does not satisfy the requirements set forth in clauses (a) and (b) above.

Limitation on Indebtedness and Issuance of Preferred Stock

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness, and MasTec will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that MasTec and any Restricted Subsidiary may Incur Indebtedness (including, without limitation, Acquired Indebtedness), and any Restricted Subsidiary may issue preferred stock if, after giving effect to the Incurrence of such Indebtedness or issuance of preferred stock and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio would be greater than 2.0 to 1.0.

Notwithstanding the foregoing, MasTec and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(1) Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (together with refinancings, replacements or amendments thereof) not to exceed $600.0 million, less any amount of such Indebtedness permanently repaid as provided under the “—Limitation on Asset Sales” covenant;

(2) (A) Indebtedness owed (i) to MasTec or any Subsidiary Guarantor that is not subordinated in right of payment to any other Indebtedness of MasTec or such Subsidiary Guarantor, as the case may be, (ii) to any other Restricted Subsidiary or (B) the issuance of Disqualified Stock or preferred stock to MasTec or any of its Restricted Subsidiaries; provided that (x) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to MasTec or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2) and (y) if MasTec or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated in right of payment to the Notes, in the case of MasTec, or the Note Guarantee, in the case of a Subsidiary Guarantor;

(3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance, repay, repurchase or refund, then outstanding Indebtedness (other than Indebtedness outstanding under clauses (1), (2), (6), (7), (8) and (9) and any refinancings thereof) in an amount not to exceed the amount so refinanced, repaid, repurchased or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness, the proceeds of which are used to refinance, repay, repurchase or refund the Notes, or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or a Note Guarantee, shall only be permitted under this clause (3) if (x) in case the Notes are refinanced, repaid, repurchased or refunded in part or the Indebtedness to be refinanced, repaid, repurchased or refunded is pari passu with the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or the Note Guarantee, or (y) in case the Indebtedness to be refinanced, repaid, repurchased or refunded is subordinated in right of payment to the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or the Note Guarantee at least to the extent that the Indebtedness to be refinanced, repaid, repurchased or refunded is subordinated to the Notes or the Note Guarantee, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced, repaid, repurchased or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced, repaid, repurchased or refunded and (c) if such new Indebtedness directly or indirectly refinances Indebtedness of a Restricted Subsidiary, such new Indebtedness shall be incurred only by a Restricted Subsidiary;

(4) Indebtedness of MasTec, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described under “Defeasance” or repay the Notes as described under “—Satisfaction and Discharge”;

(5) Guarantees of Indebtedness of MasTec or any Restricted Subsidiary of MasTec by any other Restricted Subsidiary of MasTec; provided the Guarantee of such Indebtedness is permitted by and made in accordance with the “—Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant;

(6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(7) Indebtedness represented by Capitalized Lease Obligations, synthetic lease obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price, cost of design, construction, installation or improvement or carrying cost of assets used or useful in the business of the Issuer and its Restricted Subsidiaries and related financing costs, and Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (7), in an aggregate principal amount at any one time outstanding not to exceed 10.0% of MasTec’s Consolidated Total Assets;

(8) Indebtedness incurred by a Foreign Subsidiary (or one or more Foreign Subsidiaries) in an aggregate amount at any time outstanding under this clause (8) not to exceed the greater of (x) $50.0 million and (y) 50% of the Consolidated Total Assets of any such Foreign Subsidiary (or group of Foreign Subsidiaries, as applicable);

(9) Indebtedness incurred in a Qualified Receivables Transaction that is without recourse to MasTec or to any other Subsidiary of MasTec or their assets (other than a Receivables Entity and its assets and, as to MasTec or any Subsidiary of MasTec, other than pursuant to Standard Receivables Undertakings) and is not guaranteed by any such Person;

(10) the Notes (other than any Additional Notes) and the Note Guarantees Incurred on the Closing Date and other Indebtedness existing on the Closing Date;

(11) Acquired Indebtedness (including Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person becomes a Restricted Subsidiary or is acquired by MasTec); provided, however, that on the date such Subsidiary became a Restricted Subsidiary or was acquired by MasTec and after giving pro forma effect thereto, (x) MasTec would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio in paragraph (a) of this covenant or (y) the Fixed Charge Coverage Ratio determined on a pro forma basis as if such transaction had occurred at the beginning of the most recent Four Quarter Period, would be equal to or greater than the actual Fixed Charge Coverage Ratio of MasTec for the most recent Four Quarter Period;

(12) Hedging Obligations incurred in the ordinary course of business with a bona fide intention to limit interest rate risk, exchange rate risk or commodity price risk;

(13) [reserved];

(14) Indebtedness in respect of any bankers’ acceptance, bank guarantees, discounted bill of exchange, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(15) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of MasTec and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of MasTec and its Restricted Subsidiaries;

(16) Indebtedness and obligations in respect deferred compensation to employees of MasTec or any of its Restricted Subsidiaries or other similar arrangements incurred by MasTec or any of its Restricted Subsidiaries in the ordinary course of business; and

(17) additional Indebtedness of MasTec or any Restricted Subsidiary (in addition to Indebtedness permitted under clauses (1) through (16) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed the greater of (x) $100.0 million and (y) 5.0% of Consolidated Total Assets.

(b) Notwithstanding any other provision of this “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this “Limitation on Indebtedness and Issuance of Preferred Stock” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(c) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, (x) Indebtedness outstanding under the Credit Agreement on the Closing Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of part (a) of this “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, (y) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (z) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant shall not be treated as Indebtedness. For purposes of determining compliance with this “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (other than Indebtedness outstanding under the Credit Agreement on the Closing Date referred to in clause (x) of the preceding sentence), including under the first paragraph of clause (a), MasTec, in its sole discretion, may classify, and from time to time may reclassify, such item of Indebtedness. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this covenant will not be deemed to be exceeded with respect to any Indebtedness solely as a result of fluctuations in exchange rates or currency values.

Accrual of interest, the accretion of accreted value, the amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, and the accretion of liquidation preference will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness.

Limitation on Restricted Payments

MasTec will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock (y) pro rata dividends or distributions on Capital Stock of Restricted Subsidiaries held by minority stockholders and (z) dividends or distributions payable solely to MasTec or a Restricted Subsidiary) held by Persons other than MasTec or any of its Restricted Subsidiaries, (2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of MasTec held by any Person (other than a Restricted Subsidiary), which, for the avoidance of doubt, shall not include any debt security convertible into capital stock of MasTec, including the Convertible Notes, (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of MasTec that is subordinated in right of payment to the Notes or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to a Note Guarantee (in each case, other than (x) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or at the final maturity thereof, in each case due within one year of the date of such purchase, repurchase or other acquisition and (y) any intercompany indebtedness between or among MasTec and any Restricted Subsidiaries) or (4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”), if, after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing,

(B) MasTec could not Incur at least $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio in the first paragraph of part (a) of the “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, or

(C) the aggregate amount of all Restricted Payments made after January 31, 2007 would exceed the sum of:

(1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following January 31, 2007 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which internal financial statements are available, plus

(2) the aggregate Net Cash Proceeds, and the fair market value of assets other than cash, received by MasTec after January 31, 2007 as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of MasTec, including an issuance or sale permitted by the Indenture of Indebtedness of MasTec for cash subsequent to January 31, 2007 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of MasTec, or from the issuance to a Person who is not a Subsidiary of MasTec of any options, warrants or other rights to acquire Capital Stock of MasTec (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus

(3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case, to MasTec or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee (except to the extent any amounts have been paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made after January 31, 2007 (and treated as a Restricted Payment) by MasTec or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, plus

(4) the aggregate net cash proceeds received by MasTec from the issuance or sale after January 31, 2007 of Indebtedness that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of MasTec (excluding any such Indebtedness issued or sold to, or held by, MasTec or a Subsidiary), less the fair market value of any property (other than cash) distributed by MasTec or any Restricted Subsidiary upon any such conversion or exchange.

As of December 31, 2012, MasTec had approximately $174.6 million available to make the Restricted Payments under clause (C) above.

The foregoing provision shall not be violated by reason of:

(1) the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

(2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantee, including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the “Limitation on Indebtedness and Issuance of Preferred Stock” covenant;

(3) the repurchase, redemption or other acquisition of Capital Stock of MasTec or a Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of MasTec (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Notes;

(4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness which is subordinated in right of payment to the Notes or any Note Guarantee in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of MasTec (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Notes;

(5) payments or distributions, to dissenting stockholders required by applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of MasTec that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of MasTec;

(6) Investments acquired as a capital contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of MasTec;

(7) (A) repurchases of Capital Stock deemed to occur upon exercise of stock options or the vesting of restricted stock, restricted stock units, deferred stock units or any similar securities if such Capital Stock represents a portion of the exercise price of such options (or withholding of Capital Stock to pay related withholding taxes with regard to the exercise of such stock options or the vesting of any such restricted stock, restricted stock units, deferred stock units or any similar securities), and (B) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the vesting or settlement of restricted stock, restricted stock units, deferred stock units or any similar securities or (iii) the conversion or exchange of Capital Stock of any such Person;

(8) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock, or options, warrants or other rights to acquire shares of such Capital Stock, of the Issuer or any Restricted Subsidiary held by any current or former officer, director or employee of the Issuer or any of its Restricted Subsidiaries (or permitted transferees of such employees, directors or officers) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or pursuant to any other agreement or plan approved by the Board of Directors of MasTec; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock, or options, warrants or other rights to acquire shares of such Capital Stock, may not exceed $10.0 million in any calendar year (with any unused amounts being carried forward to future periods, subject to a maximum of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the net cash proceeds received by the Issuer from the sale of Capital Stock (other than Disqualified Stock) of MasTec (or options, warrants or other rights to acquire such Capital Stock) to members of management or directors of the Issuer and its Restricted Subsidiaries that occurs after the Closing Date (to the extent such cash proceeds have not otherwise been applied to the payment of Restricted Payments), plus (B) the net cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Closing Date of the indenture, less (C) the amount of any Restricted Payments made pursuant to subclauses (A) and (B) of this clause (8);

(9) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of MasTec or any Restricted Subsidiary issued on or after the Closing Date in accordance with the covenant described above under the caption “—Limitation of Indebtedness and Issuance of Preferred Stock”;

(10) the purchase, repurchase or acquisition of Capital Stock of MasTec, in an aggregate amount pursuant to this clause (10) not to exceed $5.0 million, for distribution, contribution or payment to, or for the benefit of, any employee benefit plan of MasTec or any of its Subsidiaries or any trust established by MasTec or any of its Subsidiaries for the benefit of its employees;

(11) the repayment of Acquired Indebtedness in connection with an acquisition;

(12) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company;

(13) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Indebtedness which is subordinated in right of payment to the Notes or any Note Guarantee (x) from Net Cash Proceeds to the extent permitted by the covenant described under the caption “—Limitation on Asset Sales” or (y) following the occurrence of a Change of Control, but only if MasTec shall have complied with the covenant described under the caption “—Repurchase of Notes upon a Change of Control” and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations; and

(14) any other Restricted Payments in an aggregate amount pursuant to this clause (14) not to exceed $75.0 million.

provided that, in the case of clauses (8), (9), (10) and (13), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clauses (2), (7), (10), (11), (12) and (14) thereof, or an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof or an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments, and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (3), (4), (6) or (8) of the preceding paragraph shall not be included in such calculation (to the extent so used for such Restricted Payment); provided, however, that a Restricted Payment permitted pursuant to clause (9) of the preceding paragraph shall be included in such calculation only to the extent of one half of the amounts paid pursuant to such clause (9) and only to the extent that Adjusted Consolidated Net Income is not reduced by such amount.

For purposes of determining compliance with this “Limitation on Restricted Payments” covenant, the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by an officer of MasTec, whose determination shall be conclusive and evidenced by an officer’s certificate, provided that if such amount is over $25.0 million, it shall be determined in good faith by the Board of Directors or a committee thereof, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors. For the purposes of determining compliance with this covenant, in the event that a Restricted Payment or Permitted Investment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (14) above or the exceptions contained in the definition of Permitted Investments, or is entitled to be incurred pursuant to the first paragraph of this covenant, MasTec, in its sole discretion, will be entitled to order and classify, and from time to time may reclassify, such Restricted Payment (or portion thereof) or Permitted Investment (or portion thereof) if it would have been permitted at the time such Restricted Payment or Permitted Investment was made, as the case may be, and at the time of reclassification in any manner that complies with this covenant.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by MasTec or any other Restricted Subsidiary, (2) repay any Indebtedness owed to MasTec or any other Restricted Subsidiary, (3) make loans or advances to MasTec or any other Restricted Subsidiary or (4) transfer any of its property or assets to MasTec or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1) existing on the Closing Date in the Credit Agreement, the Indenture, the Notes or any other agreements in effect on the Closing Date, and any extensions, refinancings, amendments, renewals, increases, supplements or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, amendments, renewals, increases, supplements or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, amended, renewed or replaced;

(2) existing under or by reason of applicable law, rule, regulation or order required by any governmental authority;

(3) existing with respect to any Person or the property or assets of such Person acquired by MasTec or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, amendments, renewals, increases, supplements or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, amendments, renewals, increases, supplements or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed, increased, supplemented or replaced;

(4) in the case of clause (4) of the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of MasTec or any Restricted Subsidiary not otherwise prohibited by the Indenture; or

(C) arising or agreed to in the normal course of business, not relating to any Indebtedness, and that do not materially detract from the value of property or assets of MasTec or any Restricted Subsidiary in any manner material to MasTec and its Restricted Subsidiaries, taken as a whole;

(5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(6) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(A) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by MasTec in good faith); and

(B) MasTec determines that any such encumbrance or restriction will not materially affect MasTec’s ability to make principal or interest payments on the Notes;

(7) arising from provisions in joint venture agreements, operating agreements, asset sale agreements, stock sale agreements, sale and leaseback agreements and other similar agreements;

(8) with respect to the property or assets of entities that are joint ventures of MasTec on the Closing Date (other than entities that are Restricted Subsidiaries of MasTec on the Closing Date);

(9) with respect to cash or other deposits or net worth imposed by lessors or customers under contracts entered into in the ordinary course of business;

(10) under Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Entity or the Receivables Assets that are subject to such Qualified Receivables Transaction;

(11) with respect to any Foreign Subsidiary, contained in the terms of any Indebtedness, or any agreement pursuant to which such Indebtedness was Incurred;

(12) contained in agreements entered into in connection with Hedging Obligations permitted from time to time under the Indenture;

(13) purchase money obligations or Capitalized Lease Obligations for property acquired or leased in the ordinary course of business that impose restrictions on that property or assets of the nature described in clause (4) of the preceding paragraph;

(14) customary restrictions imposed on the transfer and assignment of intellectual property;

(15) arising under, by reason of or with respect to financing arrangements with customers that impose restrictions on the property or assets of the nature described in clause (4) of the preceding paragraph; or

(16) existing under any Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent MasTec or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise not prohibited by the “Limitation on Liens” covenant or (2) restricting the sale or other disposition of property or assets of MasTec or of any of its Restricted Subsidiaries that secure Indebtedness of MasTec or any of its Restricted Subsidiaries.

Limitation on Issuance of Guarantees by Restricted Subsidiaries

MasTec will not permit any Restricted Subsidiary which is not a Subsidiary Guarantor, directly or indirectly, to Guarantee any Credit Facility of MasTec or of any other Restricted Subsidiary (other than Excluded Subsidiaries) (“Guaranteed Indebtedness”), unless within ten business days (a) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture providing for a Note Guarantee by such Restricted Subsidiary and (b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against MasTec or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Note Guarantee until the Notes have been paid in full.

If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Notes or any Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated to, the Note Guarantee or (B) subordinated in right of payment to the Notes or any Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes or the Note Guarantee.

Notwithstanding the foregoing, any Note Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary or an Excluded Subsidiary (other than pursuant to clause (1) of the definition thereof);

(2) in connection with any sale of all or substantially all the assets or sale or other disposition of all or a majority of the Capital Stock of a Subsidiary Guarantor to a Person that is not the Company or (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale of such assets or Capital Stock of the Subsidiary Guarantor complies with the covenant described under “—Covenants—Limitation on Asset Sales”;

(3) if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture;

(4) pursuant to the covenant termination described above under—Covenant Termination”;

(5) the release or the discharge of the Guarantee by such Restricted Subsidiary of Indebtedness of MasTec or any Restricted Subsidiary of MasTec or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to Guarantee the Notes, except if a release or discharge is by or as a result of payment under such other Guarantee; or

(6) the merger or consolidation of such Subsidiary Guarantor with and into MasTec or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation or dissolution of such Subsidiary Guarantor following the transfer of all or substantially all of its assets to MasTec or another Subsidiary Guarantor.

Limitation on Transactions with Affiliates

MasTec will not, and will not permit any Restricted Subsidiary to, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with, or for the benefit of, any Affiliate of MasTec or any Restricted Subsidiary involving aggregate payments in excess of $5.0 million, except upon fair and reasonable terms not materially less favorable to MasTec or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which MasTec or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to MasTec or such Restricted Subsidiary from a financial point of view;

(2) any transaction solely between MasTec and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries;

(3) any transaction with a Person (other than an Unrestricted Subsidiary of MasTec) that is an Affiliate of MasTec solely because the Issuer owns, directly or through a Restricted Subsidiary, Capital Stock of, has a board seat on, or otherwise controls, such Person;

(4) any payments or other transactions pursuant to any tax-sharing agreement between MasTec and any other Person with which MasTec files a consolidated tax return or with which MasTec is part of a consolidated group for tax purposes;

(5) any sale of shares of Capital Stock (other than Disqualified Stock) of MasTec;

(6) any Restricted Payments or Permitted Investments not prohibited by the “Limitation on Restricted Payments” covenant;

(7) any agreement as in effect or entered into as of the Closing Date (as disclosed in this offering memorandum) or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Closing Date;

(8) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans, and other reasonable fees, compensation, benefits and indemnities paid or entered into by MasTec or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of MasTec or its Restricted Subsidiaries, in each case approved by the Board of Directors of MasTec or a committee thereof;

(9) any loans or advances to employees of MasTec and its Restricted Subsidiaries in the ordinary course of business;

(10) any payment approved by the Board of Directors of MasTec or a committee thereof in connection with the registration for sale or distribution by any Affiliate of MasTec of any Capital Stock of MasTec, including reimbursements for offering expenses, underwriting discounts and commissions;

(11) directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation, retirement, disability, severance or employee benefit arrangements and incentive arrangements with, and loans and advances to, any officer, director or employee in the ordinary course of business;

(12) any transaction with a Receivables Entity effected as part of a Qualified Receivables Transaction and otherwise in compliance with the terms of the Indenture that are fair to MasTec or its Restricted Subsidiaries, in the good faith determination of the members of the Board of Directors of MasTec or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party; or

(13) written agreements assumed in connection with acquisitions of other businesses with Persons who were not Affiliates prior to such transaction and approved by a majority of the Board of Directors of MasTec.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Shareholders and Affiliates” covenant and not covered by clauses (2) through (11) and (13) of this paragraph, (a) the aggregate amount of which exceeds $20.0 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds $50.0 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

Limitation on Liens

MasTec will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien securing Indebtedness or Trade Payables on any of its assets or properties of any character (including any shares of Capital Stock or Indebtedness of any Restricted Subsidiary), without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

The foregoing limitation does not apply to:

(1) Liens existing on the Closing Date, other than those described in clauses (2) through (9) below;

(2) Liens granted on or after the Closing Date on any assets or Capital Stock of MasTec or its Restricted Subsidiaries created in favor of the Holders;

(3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to MasTec or a Restricted Subsidiary to secure Indebtedness owing to MasTec or such other Restricted Subsidiary;

(4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of part (a) of the “Limitation on Indebtedness and Issuance of Preferred Stock” covenant; provided that such Liens do not extend to or cover any property or assets of MasTec or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(5) Liens to secure Indebtedness with an aggregate principal amount not to exceed the greater of (x) $600 million and (y) an amount not to exceed the maximum amount of Indebtedness such that the Consolidated Senior Secured Debt Ratio (at the time of incurrence of such Indebtedness and after giving pro forma effect thereto) would not be greater than 3.0 to 1.0;

(6) Liens to secure Indebtedness permitted to be Incurred under clause (8) of the second paragraph of part (a) of the “Limitation on Indebtedness and Issuance of Preferred Stock” covenant; provided that such Liens do not extend to or cover any property or assets of MasTec or any Restricted Subsidiary other than the property or assets of Foreign Subsidiaries;

(7) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within one year after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(8) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case, to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose; or

(9) Permitted Liens.

Limitation on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by MasTec or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of MasTec or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary (in each case, other than Indebtedness owed to MasTec or any Affiliate of MasTec), provided that the Issuer, such Subsidiary Guarantor or such other Restricted Subsidiary is irrevocably and unconditionally released in writing from all liability under such Indebtedness, (c) Replacement Assets, (d) any liabilities (as shown on MasTec’s or such Restricted Subsidiary’s most recent balance sheet) of MasTec or such Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Issuer or any Subsidiary of the Issuer) that are assumed by the transferee of any such assets to the extent MasTec or such Restricted Subsidiary is released from further liability, (e) any securities, notes or other obligations received by MasTec or such Restricted Subsidiary from such transferee that are converted within 180 days by MasTec or such Restricted Subsidiary into cash or Temporary Cash Investments (to the extent of the cash or Temporary Cash Investments received), or (f) any Designated Non-Cash Consideration received by MasTec or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (f) that is at that time outstanding, not to exceed the greater of (x) 5.0% of MasTec’s Consolidated Total Assets as of the date of receipt of such Designated Non-Cash Consideration and (y) $75.0 million (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

The Issuer will, or will cause the relevant Restricted Subsidiary to:

(1) within twelve months after the date of receipt of any Net Cash Proceeds from an Asset Sale,

(A) apply an amount equal to such Net Cash Proceeds to permanently repay Indebtedness of MasTec or any Subsidiary Guarantor that is secured by a Lien or Indebtedness of any other Restricted Subsidiary, in each case, owing to a Person other than MasTec or any Affiliate of MasTec, or

(B) to make capital expenditures or invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement) in Replacement Assets, and

(2) apply (no later than the end of the 12-month period referred to in clause (1)) any excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this “Limitation on Asset Sales” covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $25.0 million, the Issuer must commence, not later than the fifteenth business day of such month, and consummate an Offer to Purchase from the Holders (and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date. The Issuer may satisfy the foregoing obligations with respect to any Net Cash Proceeds from an Asset Sale by making an Offer to Purchase with respect to such Net Cash Proceeds prior to the expiration of the relevant twelve month period or with respect to Excess Proceeds of $25.0 million or less. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant, MasTec may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture and the amount of Excess Proceeds shall be reset to zero.

Payments for Consent

MasTec will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Repurchase of Notes upon a Change of Control

If a Change of Control occurs, the Issuer must commence and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the Payment Date. No later than 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and making an Offer to Purchase Notes on the Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

An Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for a Change of Control at the time of making the Offer to Purchase. However, notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the Notes pursuant to this section in the event that it has mailed the notice to exercise its right to redeem all the Notes under the terms of the section titled “Optional Redemption” at any time prior to the requirement to consummate the Offer to Purchase and redeems the Notes in accordance with such notice

There can be no assurance that MasTec will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be required by the terms of any other securities or indebtedness of MasTec which might be outstanding at the time).

The above covenant requiring MasTec to repurchase the Notes will, unless consents are obtained, require MasTec to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

The Issuer will not be required to make an Offer to Purchase upon the occurrence of a Change of Control if a third party makes an offer to purchase the Notes in the manner, at the times and price and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase for a Change of Control and purchases all Notes validly tendered and not withdrawn in such offer to purchase.

SEC Reports and Reports to Holders

Whether or not MasTec is then required to file reports with the SEC, MasTec shall file with the SEC all such reports and other information as it would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto, no later than 15 days after the respective dates by which such reports would be required to be filed under the SEC’s rules and regulations. The Issuer shall supply to the Trustee and to each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information to the extent they are not available on the SEC’s electronic data gathering and retrieval (EDGAR) system.

Events of Default

The following events will be defined as “Events of Default” in the Indenture:

(a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of MasTec or any Subsidiary Guarantor or the failure by MasTec to make or consummate an Offer to Purchase in accordance with the provisions under the caption “—Covenants—Limitation on Asset Sales” or “Repurchase of Notes upon a Change of Control”;

(d) MasTec or any Restricted Subsidiary defaults in the performance of or breaches any other covenant or agreement in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

(e) there occurs with respect to any issue or issues of Indebtedness of MasTec or any Significant Subsidiary having an outstanding principal amount of $25.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(f) any final judgment or order (not covered by insurance) for the payment of money in excess of $25.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against MasTec or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of MasTec or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of MasTec or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of MasTec or any Significant Subsidiary (or such group of Restricted Subsidiaries) or (C) the winding up or liquidation of the affairs of MasTec or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(h) MasTec or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of MasTec or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of MasTec or any Significant Subsidiary (or such group of Restricted Subsidiaries) or (C) effects any general assignment for the benefit of creditors; or

(i) any Subsidiary Guarantor repudiates its obligations under its Note Guarantee or, except as permitted by the Indenture, any Note Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary (or group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary) is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to MasTec) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to MasTec (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by MasTec or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to MasTec, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of at least a majority in principal amount of the outstanding Notes by written notice to MasTec and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of or premium, if any, or interest on, such Note, or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

Officers of MasTec must certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of MasTec and its Restricted Subsidiaries and MasTec’s and its Restricted Subsidiaries’ performance under the Indenture and that MasTec and its Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. MasTec will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

The Issuer will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the “Surviving Person”) shall (a) be (i) a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof or (ii) a limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof that has at least one Restricted Subsidiary that is a corporation organized under the laws of the United States of America or any jurisdiction thereof which corporation becomes a co-issuer of the Notes pursuant to a supplemental indenture, executed and delivered to the Trustee and (b) expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of MasTec’s obligations under the Indenture, the Notes and the Registration Rights Agreement;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis, MasTec (or the Surviving Person, if applicable) would either (x) be able to Incur at least $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio in paragraph (a) of the covenant described above under the caption “—Limitation on Indebtedness and Issuance of Preferred Stock” or (y) the Fixed Charge Coverage Ratio determined on a pro forma basis as if such transaction had occurred at the beginning of the most recent Four Quarter Period, would be equal to or greater than the actual Fixed Charge Coverage Ratio of MasTec for the most recent Four Quarter Period; provided that this clause (3) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of MasTec if all Liens and Indebtedness of MasTec (or the Surviving Person), together with the Restricted Subsidiaries of such Person, outstanding immediately after such transaction would have been permitted (and all such Liens and Indebtedness, other than Liens and Indebtedness of such Person and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture;

(4) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which MasTec has entered into a transaction under this “Consolidation, Merger and Sale of Assets” section, shall have, by supplemental indenture amending its Note Guarantee, confirmed that its Note Guarantee shall apply to the obligations of MasTec or the Surviving Person in accordance with the Notes and the Indenture; and

(5) MasTec will have delivered to the Trustee an officers’ certificate and, if requested by the Trustee, an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that supplemental indenture is enforceable;

provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of MasTec and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

No Subsidiary Guarantor will consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1) (A) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of such Subsidiary Guarantor’s obligations under its Note Guarantee and the Registration Rights Agreement; (B) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (C) MasTec will have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and such supplemental indenture comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that such supplemental indenture is enforceable; or

(2) such sale, conveyance, transfer, lease or other disposal of all or substantially its property and assets complies with the “Limitation on Asset Sales” covenant.

The foregoing requirements of this paragraph shall not apply to a consolidation or merger of any Subsidiary Guarantor with and into MasTec or any other Subsidiary Guarantor, so long as MasTec or such Subsidiary Guarantor survives such consolidation or merger.

Defeasance

Defeasance and Discharge. The Indenture will provide that MasTec will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A) MasTec has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes;

(B) MasTec has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of MasTec’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which MasTec or any of its Subsidiaries is a party or by which MasTec or any of its Subsidiaries is bound; and

(D) if at such time the Notes are listed on a national securities exchange, MasTec has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (3) and (4) of the first paragraph under “—Consolidation, Merger and Sale of Assets” and all the covenants described herein under “—Covenants,” and clause (c) under “Events of Default” with respect to such clause (3) of the first paragraph under “—Consolidation, Merger and Sale of Assets,” clause (d) under “Events of Default” with respect to such other covenants and clauses (e) and (f) under “Events of Default” shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and the delivery by MasTec to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default. In the event that MasTec exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, MasTec will remain liable for such payments and MasTec’s obligations or any Subsidiary Guarantor’s Note Guarantee with respect to such payments will remain in effect.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either:

(A) all of the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust by MasTec and thereafter repaid to MasTec) have been delivered to the Trustee for cancellation or

(B) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable pursuant to the sending of an optional redemption notice or otherwise or will become due and payable within one year, and MasTec has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from MasTec directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2) MasTec has paid all other sums payable under the Indenture by MasTec.

The Trustee will acknowledge the satisfaction and discharge of the Indenture if MasTec has delivered to the Trustee an Officers’ Certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification and Waiver

The Indenture may be amended, without the consent of any Holder, to:

(1) cure any ambiguity, defect or inconsistency in the Indenture;

(2) comply with the provisions described under “Consolidation, Merger and Sale of Assets” or “Limitation on Issuance of Guarantees by Restricted Subsidiaries”;

(3) comply with any requirements of the SEC in in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(4) evidence and provide for the acceptance of appointment by a successor Trustee;

(5) to add or release a Subsidiary Guarantor in accordance with the terms of the Indenture;

(6) to conform the text of the Indenture, the Notes or any Note Guarantee to any provision of this Description of the Notes intended to be a verbatim recitation thereof; or

(7) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder.

Modifications and amendments of the Indenture may be made by MasTec, the Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal amount of, or premium, if any, or interest on, any Note;

(3) change the optional redemption dates or optional redemption prices of the Notes from that stated under the caption “—Optional Redemption” above;

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the Notes;

(7) release any Subsidiary Guarantor from its Note Guarantee, except as provided in the Indenture;

(8) amend or modify any of the provisions of the Indenture in any manner which subordinates the Notes issued thereunder in right of payment to any other Indebtedness of MasTec or which subordinates any Note Guarantee in right of payment to any other Indebtedness of the Subsidiary Guarantor issuing any such Note Guarantee; or

(9) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

For avoidance of doubt, changes to any notice provisions for any redemptions may be amended with the consent of Holders of a majority of the principal amount of Notes then outstanding.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of any Obligor in the Indenture, or in any of the Notes or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of MasTec or of any Subsidiary or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

Except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of MasTec or any Subsidiary Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

Global Securities

The Notes will be issued in the form of one or more global securities that will be deposited with, or on behalf of, The Depository Trust Company, as depositary. Unless and until it is exchanged in whole or in part for Notes in definitive form, a global security may not be transferred except as a whole to a nominee of the depositary for that global security, or by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee of the depositary to a successor depositary or a nominee of that successor depositary.

Book-Entry System

MasTec will issue the Notes in book-entry form only. The Notes will be represented by a global security that MasTec will deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which MasTec selects. A financial institution or clearing system that MasTec selects for any security for this purpose is called the “depositary” for that security. The depositary holds the Notes on behalf of other financial institutions that participate in the depositary’s book-entry system; these participating institutions, in turn, hold beneficial interests in the Notes on behalf of themselves or their customers. Under the Indenture, only the person in whose name a Note is registered is recognized as the holder of that Note. Consequently, for Notes issued in global form, MasTec will recognize only the depositary as the holder of the Notes and we will make all payments on the Notes, including deliveries of any property, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the Notes. As a result, investors will not own Notes directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds a beneficial interest through a participant. As long as the Notes are issued in global form, investors will be indirect owners, and not holders, of the Notes.

The Depository Trust Company, or DTC, will act as the depositary for the Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered certificates will be issued for the Notes.

The following information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that MasTec believes to be reliable, but MasTec takes no responsibility for the accuracy or completeness thereof.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC’s participants, referred to as direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, referred to as indirect participants. The DTC Rules applicable to its participants are on file with the SEC.

Purchases of the Notes under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s book-entry records. The ownership interest of each actual purchaser of the Notes, or the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all Notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC’s records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults, and proposed amendments to the Indenture. For example, beneficial owners of Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to MasTec as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions, and dividend payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from MasTec or MasTec’s agent, on the payable date in accordance with their respective holdings shown on DTC’s records.

Payments by participants and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC (or its nominee), MasTec’s agent, or MasTec, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of MasTec or MasTec’s agent. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants. Neither MasTec nor the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a debt security; for maintaining, supervising or reviewing any records relating to such beneficial ownership interests; or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the beneficial owners of interests in a debt security.

DTC may discontinue providing its services as depositary with respect to the Notes at any time by giving reasonable notice to MasTec or MasTec’s agent. Under such circumstances, in the event that a successor depositary is not obtained, certificates for the Notes are required to be printed and delivered. In addition, MasTec may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for the Notes will be printed and delivered.

Definitions

Set forth below are defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for other capitalized terms used in this “Description of the Notes” for which no definition is provided.

“4.00% Senior Convertible Notes due 2014” means the $115 million in aggregate principal amount of 4.00% Senior Convertible Notes due 2014 issued by MasTec pursuant to an Indenture dated as of June 5, 2009, as supplemented by a First Supplemental Indenture dated as of June 5, 2009 and a Third Supplemental Indenture dated as of January 11, 2011, among MasTec, the subsidiaries party thereto, as guarantors, and U.S. Bank National Association, as trustee.

“4.25% Senior Convertible Notes due 2014” means the $100 million in aggregate principal amount of 4.25% Senior Convertible Notes due 2014 issued by MasTec pursuant to an Indenture dated as of June 5, 2009, as supplemented by a Second Supplemental Indenture dated as of November 10, 2009 and a Fourth Supplemental Indenture dated as of January 11, 2011, among MasTec, the subsidiaries party thereto, as guarantors, and U.S. Bank National Association, as trustee.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged into the Issuer or a Restricted Subsidiary, or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary; provided such Indebtedness was not Incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary or such Asset Acquisition.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of MasTec and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1) the net income (or loss) of any Person that is not a Restricted Subsidiary;

(2) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with MasTec or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by MasTec or any of its Restricted Subsidiaries;

(3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, provided, that solely for purposes of determining whether Indebtedness may be Incurred under the first paragraph of part (a) of the “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, the net income of any Subsidiary Guarantor will not be excluded pursuant to this clause (3);

(4) any gains or losses (on an after-tax basis) attributable to sales of assets outside the ordinary course of business of MasTec and its Restricted Subsidiaries;

(5) non-cash charges relating to employee benefit or other management compensation plans of MasTec or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of MasTec or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of, or reserve for, cash expenses in any future period or amortization of any prepaid cash expense incurred in a prior period), to the extent that such non-cash charges are deducted in computing such Adjusted Consolidated Net Income; provided that such stock, stock options or other equity-based awards can be redeemed at the option of the holder only for Capital Stock of MasTec (other than Disqualified Stock);

(6) any unusual or non-recurring gains or losses;

(7) any net unrealized gain or loss (after any offset) in such period (a) resulting from currency translation or transaction gains or losses (which, for avoidance of doubt, includes those currency translation or transaction gains or losses of Restricted Subsidiaries), including those (i) related to currency remeasurements of Indebtedness and (ii) resulting from Currency Agreements, (b) resulting from Interest Rate Agreements or (c) resulting from Commodity Agreements;

(8) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant, any amount paid or accrued as dividends on preferred stock of MasTec owned by Persons other than MasTec and any of its Restricted Subsidiaries;

(9) all extraordinary gains or extraordinary losses, together with any related provision for income taxes;

(10) the cumulative effect of a change in accounting principles;

(11) income or loss attributable to discontinued operations (including, without limitation, operations disposed of whether or not such operations were classified as discontinued) for the fiscal year in which such operations were discontinued;

(12) any impairment charge or similar write-off or write-down.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at March 15, 2018 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note through March 15, 2018 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note.

“Asset Acquisition” means (1) an investment by MasTec or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with MasTec or any of its Restricted Subsidiaries or (2) an acquisition by MasTec or any of its Restricted Subsidiaries of the property and assets of any Person other than MasTec or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by MasTec or any of its Restricted Subsidiaries of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of MasTec or any of its Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger or consolidation) in one transaction or a series of related transactions by MasTec or any of its Restricted Subsidiaries to any Person other than MasTec or any of its Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary,

(2) all or substantially all of the property and assets of an operating unit or business of MasTec or any of its Restricted Subsidiaries, or

(3) any other property and assets of MasTec or any of its Restricted Subsidiaries outside the ordinary course of business of MasTec or such Restricted Subsidiary, and in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of MasTec; provided that “Asset Sale” shall not include:

(a) sales or other dispositions of inventory, receivables and other current assets,

(b) sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the “Limitation on Restricted Payments” covenant,

(c) sales, transfers or other dispositions of assets with a fair market value not in excess of $10.0 million in any transaction or series of related transactions,

(d) any sale, transfer, assignment or other disposition of any property or equipment that is unused or has become damaged, worn out, obsolete, excess, surplus, idle or otherwise unsuitable or unnecessary for use in connection with the business of MasTec or its Restricted Subsidiaries,

(e) sales or grants of licenses or sublicenses to use MasTec’s or any Restricted Subsidiary’s patents, trade secrets, know-how and technology, software or other intellectual property in the ordinary course of business,

(f) leases or subleases of a property to the extent not materially interfering with the business of MasTec and its Restricted Subsidiaries, taken as a whole,

(g) sales or contributions of Receivables Assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity for the fair market value thereof (as determined in good faith by MasTec) in a Qualified Receivables Transaction,

(h) transfers of Receivables Assets and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction,

(i) the disposition of any securities received in connection with an Asset Sale by such Person or any of its Restricted Subsidiaries within 90 days of such Asset Sale in order to comply with clause 2(e) of the first paragraph of the “Limitation on Asset Sales” covenant, provided that the consideration received therefor by such Person is at least equal to the fair market value thereof,

(j) for purposes of the covenant described under “—Certain covenants—Limitation on Asset Sales” only, a disposition of all or substantially all the assets of MasTec in accordance with the covenant described under “—Consolidation, Merger and Sale of Assets”;

(k) a disposition of cash or Temporary Cash Investments;

(l) for purposes of the covenant described under “—Certain covenants—Limitation on Asset Sales” only, any Asset Swap;

(m) any loans or other transfers of equipment to customers of MasTec or any Restricted Subsidiary in the ordinary course of business for use with the products or services of MasTec or any Restricted Subsidiary;

(n) sales of assets received by MasTec or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(o) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by MasTec or any Restricted Subsidiary, so long as MasTec or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee;

(p) any disposition arising from foreclosure, condemnation or similar action by a government body with respect to any property or other assets, the settlement of or payment in respect of a property or casualty insurance claim or any exercise of termination rights under any lease, license, concession or other similar agreement;

(q) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(r) the sale or other disposition of GlobeTec Construction, LLC;

(s) dispositions of the equity interests of or other Investments in any joint venture to the extent required by the terms of buy/sell type arrangements entered into in connection with the formation of such joint venture; or

(t) trade-ins or exchanges of equipment or other fixed assets.

“Asset Swap” means a trade in or exchange by MasTec or any Restricted Subsidiary of property or assets for property or assets of another Person; provided, however, that (i) MasTec or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such exchange at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as determined in good faith by MasTec), and (ii) at least 75% of the consideration received in such exchange constitutes assets or other property of a kind usable by the Company and its Restricted Subsidiaries in a Permitted Business; provided further, however, that any cash and cash equivalents received by MasTec or any of its Restricted Subsidiaries in connection with such an exchange shall constitute Net Cash Proceeds subject to the provisions under “Certain covenants—Limitation on Asset Sales.”

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any duly authorized committee of such Board of Directors. Unless otherwise indicated, the “Board of Directors” refers to the Board of Directors of MasTec.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person (it being understood that any changes to generally accepted accounting principles after the Closing Date shall be disregarded in making this determination and that any obligation that would not be characterized as a capital lease obligation but for such changes, shall for all purposes under the Indenture (including, without limitation, the calculation of Adjusted Consolidated Net Income and Consolidated EBITDA) not be treated as Capitalized Lease Obligations, Capitalized Lease or Indebtedness).

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” means such time as:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of MasTec and its Restricted Subsidiaries, taken as a whole, to any “person” (within the meaning of Section 13(d) of the Exchange Act) (other than to MasTec and its Restricted Subsidiaries);

(2) the adoption of a plan relating to the liquidation or dissolution of MasTec;

(3) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than any Existing Stockholder, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of MasTec on a fully diluted basis, and such ownership represents a greater percentage of the total voting power of the Voting Stock of MasTec, on a fully diluted basis, than is held by the Existing Stockholders on such date;

(4) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by MasTec’s stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

(5) MasTec consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, MasTec, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of MasTec or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (a) the Voting Stock of MasTec outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than

Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (b) immediately after such transaction, no “person” or “group” (as defined above), other than any Existing Stockholder, becomes the ultimate beneficial owner (as defined above) of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person (unless the Existing Stockholders beneficially owned an equal or greater percentage of such voting power of the Voting Stock than such Person).

“Closing Date” means the date on which the Notes are originally issued under the Indenture.

“Commodity Agreement” means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement (it being acknowledged that oil hedging is covered by this definition).

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1) Fixed Charges,

(2) income taxes,

(3) depreciation expense,

(4) amortization expense,

(5) the amount of any non-recurring cash charges (which, for avoidance of doubt, shall include retention, severance, or systems establishment costs), and

(6) all other non-cash items (including non-cash asset impairment charges), charges, debits, expenses or losses reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income (other than the accrual of revenue and other non-cash items to the extent they represent a reversal of an accrual of a cash reserve for anticipated charges made in any prior period or which will result in the receipt of cash in a future period), all as determined on a consolidated basis for MasTec and its Restricted Subsidiaries in conformity with GAAP;

provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by MasTec or any of its Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (excluding any Indebtedness of a Receivables Entity but including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net cash costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by MasTec or any of its Restricted Subsidiaries); and the interest component of all payments associated with Capitalized Lease Obligations, in each case, accrued or scheduled to be paid or to be accrued by MasTec and its Restricted Subsidiaries, net of any interest income, during such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes or expenses relating to the repayment of the Existing Notes or existing convertible debt or the write-off of expenses in connection with any other repayment or refinancing of Indebtedness, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

“Consolidated Senior Secured Debt Ratio” as of any date of determination means the ratio of (1) (x) Consolidated Total Indebtedness of MasTec and its Restricted Subsidiaries that is secured by a Lien minus (y) the aggregate amount of unrestricted cash and Temporary Cash Investments of MasTec and its Restricted Subsidiaries determined on a consolidated basis as reflected on the balance sheet in accordance with GAAP, in each case of clause (x) and (y) as of the most recent Four Quarter Period to (2) the Consolidated EBITDA of MasTec and its Restricted Subsidiaries for the most recently ended Four Quarter Period, in each case, with such pro forma adjustments to Consolidated Total Indebtedness (including unrestricted cash and Temporary Cash Investments) and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”.

“Consolidated Total Assets” of any Person means, as of any date, the amount which in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which financial statements have been filed with the SEC or provided to the Trustee; provided, however, that Consolidated Total Assets shall be calculated on a pro forma basis giving effect to any acquisition, or dispositions of properties or assets (including through mergers or consolidations) since the most recent balance sheet date for which internal financial statements are available, including the transaction giving rise to the calculation under this definition.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate principal amount of Indebtedness of MasTec and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments and (2) the aggregate amount of all outstanding Disqualified Stock of MasTec and all Disqualified Stock and preferred stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or preferred stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or preferred stock as if such Disqualified Stock or preferred stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or preferred stock, such fair market value shall be determined reasonably and in good faith by MasTec.

“Convertible Notes” means the 4.00% Senior Convertible Notes due 2014 and the 4.25% Senior Convertible Notes due 2014.

“Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of August 22, 2011, by and among the Issuer, the subsidiaries party thereto, certain lenders names therein and Bank of America, N.A. as collateral and administrative agent, as amended through the Closing Date, and all ancillary documents thereto, as such agreement may be amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including the Credit Agreement (and any hedging arrangements with the lenders thereunder or Affiliates of such lenders, secured by the collateral securing the Company’s Obligations under the Credit Agreement, if any)), commercial paper facilities, fiscal agency agreements or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuance of notes, bonds, debentures or other evidences of Indebtedness, in each case as amended, extended, renewed, restated, supplemented, refunded, replaced, refinanced or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time by one or more of such facilities or forms of Indebtedness.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by MasTec or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to an officers’ certificate setting forth the basis of such valuation, less the amount of Temporary Cash Investments received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the date that is 91 days after the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the date that is 91 days after the Stated Maturity of the Notes or (3) convertible into, or exchangeable for, at the option of the holder, Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the date that is 91 days after the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not materially more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to MasTec’s repurchase of such Notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants.

“Domestic Subsidiary” means any Restricted Subsidiary of MasTec that is not a Foreign Subsidiary.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Subsidiaries” means (i) any Domestic Subsidiary that is not a Wholly Owned Subsidiary, (ii) any Foreign Subsidiary, (iii) any Receivables Entity and (iv) those Domestic Subsidiaries that are designated by MasTec as Domestic Subsidiaries that will not be Subsidiary Guarantors; provided, however, that in no event will the Domestic Subsidiaries designated as Domestic Subsidiaries that will not be Subsidiary Guarantors, individually, hold more than 1.0% of the consolidated assets of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter or account for more than 1.0% of the consolidated revenue of the Company and its Restricted Subsidiaries during the most recent Four Quarter Period (in each case determined as of the most recent fiscal quarter for which MasTec has internal financial statements available); provided, further, that any Restricted Subsidiary or Receivables Entity that Guarantees any Credit Facility of MasTec or any Restricted Subsidiary may not become or continue to be an Excluded Subsidiary (except for those Excluded Subsidiaries designated as such on the Issue Date pursuant to clause (iv) of this definition that Guarantee solely the Convertible Notes). In the event any Subsidiaries previously treated as Excluded Subsidiaries, either individually or collectively, cease to meet the requirements of the previous sentence, MasTec will promptly cause such Subsidiaries to become Subsidiary Guarantors so that the requirements of the previous sentence are complied with.

“Existing Notes” means the 7.625% Senior Notes due 2017 of the Issuer outstanding prior to the purchase or repayment thereof with the proceeds of the sale on the Closing Date of the Notes.

“Existing Stockholders” means (a) the estate of Jorge L. Mas, Jorge Mas, Jose R. Mas and any spouse or lineal descendant of Jorge L. Mas, Jorge Mas or Jose R. Mas or any spouse of any such lineal descendant and (b) any trust, corporation , partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Persons referred to in clause (a).

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors.

“Fixed Charge Coverage Ratio” means, for any Person on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which internal financial statements are available (the “Four Quarter Period”) to (2) the aggregate Fixed Charges during such Four Quarter Period. In making the foregoing calculation:

(A) pro forma effect shall be given to any Indebtedness (other than ordinary revolver drawings) Incurred or repaid during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date, in each case, as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into MasTec or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this paragraph requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

Pro forma calculations in connection with the foregoing calculation shall be determined in in good faith by the chief financial officer of MasTec; provided, however, that such pro forma calculations may include cost savings (net of any cost increases), operating expense reductions (net of any related operating expense increases) and synergies for such period resulting from the transaction (whether or not related to any acquisition, disposition or other transaction) which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken, or with respect to which it is probable that they will be taken within 365 days following any such transaction; provided further that in either case, MasTec’s chief financial officer and another officer sign and deliver to the trustee an officers’ certificate certifying (i) the specific actions taken or to be taken, (ii) the amount of such adjustment or adjustments resulting from such actions, (iii) that such adjustment or adjustments are reasonably identifiable and factually supportable and based on the reasonable good faith beliefs of the officers executing such officers’ certificate at the time of such execution and (iv) that any related Incurrence of Indebtedness is permitted pursuant to the Indenture.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense plus

(2) the product of (x) the amount of all dividend payments on any series preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends payable solely in Capital Stock of such Person or such Restricted Subsidiary (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal, as determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of MasTec that is not organized under the laws of the United States of America or any State thereof or the District of Columbia or any Restricted Subsidiary of MasTec that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date as determined by the Public Company Accounting Oversight Board. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the normal course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the normal course of business or Standard Receivables Undertakings in a Qualified Receivables Transaction. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means Interest Rate Agreements, Commodity Agreements and Currency Agreements, in each case, Incurred for the purpose of hedging interest rate, commodity price or foreign exchanges rate risks, and not for speculative purposes.

“Holder” means a holder of any Notes.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); provided that, for the avoidance of doubt, any draw or request for payment under an issued letter of credit shall not be deemed a separate incurrence of Indebtedness;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8) to the extent not otherwise included in this definition, obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (other than Commodity Agreements, Currency Agreements and Interest Rate Agreements designed solely to protect MasTec or its Restricted Subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder) with the amount of Indebtedness represented being equal to the net amount payable if such obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off); and

(9) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that:

(A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(C) Indebtedness shall not include:

(1) any liability for federal, state, local or other taxes,

(2) workers’ compensation claims or obligations, performance, surety, appeal or similar bonds or completion guarantees, in each case provided in the normal course of business,

(3) indebtedness arising from agreements providing for non-competition or non-solicitation payments, earn-out payments, hold backs, contingency payment obligations based on the performance of the acquired or disposed assets or otherwise, indemnification or adjustments of purchase prices or similar obligations or from guarantees or letters of credit or similar obligations securing any obligations of MasTec or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the acquisition or disposition of any business, assets or Subsidiary of MasTec, other than guarantees or similar credit support by the Company or any of its Subsidiaries of indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition,

(4) obligations arising from Guarantees to suppliers, lessors, licensees, contractors, or customers incurred in the ordinary course of business,

(5) obligations (other than express Guarantees of indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (i) the sale or discount of accounts receivable, (ii) trade acceptances and (iii) endorsements of instruments for deposit in the ordinary course of business,

(6) premiums payable to, and advance commissions or claims payments from, insurance companies in the ordinary course of business;

(7) take-or-pay obligations in supply agreements in the ordinary course of business;

(8) customer deposits and advance payments incurred in the ordinary course of business; and

(9) any operating leases as such instrument would be determined in accordance with GAAP on the Closing Date.

“Initial Subsidiary Guarantors” means each Restricted Subsidiary of MasTec (other than Excluded Subsidiaries) that Guarantees the Credit Agreement on the Closing Date.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement, but excluding advances or trade credit to customers, suppliers or joint venture partners in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of MasTec or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by MasTec or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event MasTec or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received, provided the Net Cash Proceeds are applied in accordance with the “Limitation on Asset Sales” covenant.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of

(1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers and any relocation expenses incurred as a result thereof) related to such Asset Sale;

(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of MasTec and its Restricted Subsidiaries, taken as a whole;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4) appropriate amounts to be provided by MasTec or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Guarantee” means any Guarantee of the obligations of MasTec under the Indenture and the Notes by any Subsidiary Guarantor.

“Offer to Purchase” means an offer to purchase Notes by MasTec from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1) the provision of the Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Payment Date”);

(3) that any Note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless MasTec defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

On the Payment Date, MasTec shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by MasTec. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Issuer will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Issuer will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that MasTec is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to an Offer to Purchase, MasTec will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the Indenture by virtue of such conflict.

“Permitted Business” means (a) the business of MasTec and its Subsidiaries engaged in or proposed to be engaged in on the date of determination and any other activities that are reasonably related, ancillary or complementary to such business and reasonable expansions, developments or extensions thereof and (b) the ownership of construction assets, participation in project finance and/or participation in tax equity investments or other debt or equity interests as approved the Board of Directors.

“Permitted Investment” means:

(1) an Investment in MasTec or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, MasTec or a Restricted Subsidiary;

(2) Temporary Cash Investments;

(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4) stock, obligations, securities or other similar instruments or Investments received in settlement of debts created in the ordinary course of business and owing to MasTec or any Restricted Subsidiary or in satisfaction of judgments;

(5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(6) Commodity Agreements, Interest Rate Agreements and Currency Agreements not entered into for speculative purposes;

(7) loans and advances to employees and officers of MasTec and its Restricted Subsidiaries made in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(8) Investments in securities of trade creditors or customers received

(a) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, or

(b) in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

(9) Investments made by MasTec or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(10) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of MasTec or at the time such Person merges or consolidates with MasTec or any of its Restricted Subsidiaries, in either case, in compliance with the Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of MasTec or such merger or consolidation;

(11) repurchases of the Notes;

(12) the acquisition by a Receivables Entity in connection with a Qualified Receivables Transaction of Capital Stock of a trust or other Person established by such Receivables Entity to effect such Qualified Receivables Transaction; and any other Investment by MasTec or a Subsidiary of MasTec in a Receivables Entity or consisting of purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Transaction or in the form of any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangement governing such Qualified Receivables Transaction or any related Indebtedness; provided that such other Investment is in the form of a Purchase Money Note, contribution of additional Receivables Assets or cash and Temporary Cash Investments or Capital Stock;

(13) Investments in a Person engaged in a Permitted Business in an amount, together with any other amount outstanding under this clause (13), not to exceed the greater of (x) $100.0 million and (y) 10% of MasTec’s Consolidated Total Assets (with the fair market value of each such Investment being measured on the date each such Investment was made and without giving effect to subsequent changes in value);

(14) Investments in existence on the Closing Date (or pursuant to a binding commitment existing on the Closing Date), and any extension, modification or renewal of any such Investments existing on the Closing Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment as in effect on the Closing Date;

(15) Investments made with the Capital Stock of an Unrestricted Subsidiary;

(16) [reserved];

(17) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by MasTec or any Restricted Subsidiary;

(18) obligations of one or more officers, directors or employees of MasTec or any of its Restricted Subsidiaries in connection with such individual’s acquisition of shares of Capital Stock of MasTec (and refinancings of the principal thereof and accrued interest thereon) so long as no net cash or other assets of MasTec and its Restricted Subsidiaries are paid by MasTec or any of its Restricted Subsidiaries to such individuals in connection with the acquisition of any such obligations;

(19) Investments by any qualified or nonqualified benefit plan established by MasTec or its Restricted Subsidiaries made in accordance with the terms of such plan, or any Investment made by MasTec or any Restricted Subsidiary in connection with the funding thereof;

(20) Investments the payments for which consist of Capital Stock (other than Disqualified Stock) of MasTec, and

(21) other Investments in any Person in an amount, together with any other amount outstanding under this clause (21), not to exceed $100.0 million (with the fair market value of each such Investment being measured on the date each such Investment was made and without giving effect to subsequent changes in value);

(22) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business; and

(23) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business.

“Permitted Liens” means:

(1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, completion guarantees, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of MasTec or any of its Restricted Subsidiaries;

(6) leases or subleases granted to others that do not materially interfere with the ordinary course of business of MasTec and its Restricted Subsidiaries, taken as a whole;

(7) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of MasTec or its Restricted Subsidiaries relating to such property or assets;

(8) any Lien of a lessor in the property subject to any Capitalized Lease or operating lease;

(9) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(10) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of MasTec or any Restricted Subsidiary other than the property or assets acquired;

(11) Liens in favor of MasTec or any Restricted Subsidiary;

(12) Liens arising from the rendering of a final judgment or order against MasTec or any Restricted Subsidiary that does not give rise to an Event of Default;

(13) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(14) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements, Currency Agreements or Commodity Agreements designed solely to protect MasTec or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(16) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by MasTec or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of MasTec and its Restricted Subsidiaries prior to the Closing Date;

(17) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

(18) Liens on or sales of receivables;

(19) Liens on assets of MasTec, any Subsidiary of MasTec or a Receivables Entity incurred in connection with a Qualified Receivables Transaction;

(20) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21) Liens securing Indebtedness of Foreign Subsidiaries; provided, however, that any such Lien covers only the assets of such Foreign Subsidiaries;

(22) licenses and sublicenses of intellectual property granted to third parties in the ordinary course of business;

(23) Liens securing Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor; provided, however, that any such Lien covers only the assets of such Restricted Subsidiary;

(24) Liens in favor of governmental bodies to secure, advance or progress payments pursuant to any contract or statute and Liens in favor of governmental bodies in connection with industrial revenue, pollution control, private activity bonds or similar financing;

(25) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(26) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures and partnerships;

(27) Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with a Permitted Investment; and

(28) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of MasTec or any Restricted Subsidiary.

MasTec may classify (or later reclassify) any Lien in one or more of the above categories and the categories set forth under the “Limitation on Liens” covenant (including in part in one category and in part in another category).

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from MasTec or any Subsidiary of MasTec to a Receivables Entity in connection with a Qualified Receivables Transaction, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by MasTec or any of its Subsidiaries pursuant to which MasTec or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Entity (in the case of a transfer by MasTec or any of its Subsidiaries) or (2) any other Person (in the case of a transfer by a Receivables Entity), or transfers an undivided interest in or grants a security interest in, any Receivables Assets (whether now existing or arising in the future) of MasTec or any of its Subsidiaries.

“Rating Agencies” means Moody’s and S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Board of Directors, which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Assets” means any accounts receivable and any assets related thereto, including, without limitation, all collateral securing such assets, all contracts and contract rights and all guarantees or other obligations (including hedging obligations) in respect of such assets and all proceeds of the foregoing and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables Assets.

“Receivables Entity” means a Subsidiary of MasTec (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction in which MasTec or any of its Subsidiaries makes an Investment and to which MasTec or any of its Subsidiaries transfers Receivables Assets) which engages in no activities other than in connection with the financing of Receivables Assets of MasTec or its Subsidiaries, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of MasTec or of such other Person (as provided below) to be a Receivables Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (1) is guaranteed by MasTec or any Subsidiary of MasTec (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Receivables Undertakings), (2) is recourse to or obligates MasTec or any Subsidiary of MasTec in any way other than pursuant to Standard Receivables Undertakings or (3) subjects any property or asset of MasTec or any Subsidiary of MasTec (other than Receivables Assets and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Receivables Undertakings, (b) with which neither MasTec nor any Subsidiary of MasTec has any material contract, agreement, arrangement or understanding (other than on terms which MasTec reasonably believes to be no less favorable to MasTec or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of MasTec) other than fees payable in the ordinary course of business in connection with servicing Receivables Assets, and (c) with which neither MasTec nor any Subsidiary of MasTec has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of MasTec or of such other Person will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of MasTec or of such other Person giving effect to such designation, together with an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means all yield, interest or other payments made directly or by means of discounts with respect to any interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Entity in connection with, any Qualified Receivables Transaction.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Qualified Receivables Transaction to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Replacement Assets” means, on any date, property or assets (other than current assets) of a nature or type or that are used in a Permitted Business (or an Investment in a Permitted Business), including, without limitation, any such property or assets acquired by MasTec or any Restricted Subsidiary in contemplation of an Asset Sale.

“Restricted Subsidiary” means any Subsidiary of MasTec other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of MasTec, accounted for more than 10% of the consolidated revenues of MasTec and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of MasTec and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of MasTec for such fiscal year.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by MasTec or any Subsidiary of MasTec which are customary in a Qualified Receivables Transaction, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation that are customary in a Qualified Receivables Transaction shall be deemed to be a Standard Receivables Undertaking.

“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Subsidiary Guarantor” means any Initial Subsidiary Guarantor and any other Restricted Subsidiary of MasTec which provides a Note Guarantee of MasTec’s obligations under the Indenture and the Notes pursuant to the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant.

“Temporary Cash Investment” means any of the following:

(1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case, maturing within 24 months unless such obligations are deposited by MasTec (x) to defease any Indebtedness or (y) in a collateral or escrow account or similar arrangement to prefund the payment of interest on any indebtedness;

(2) time deposit accounts, certificates of deposit and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof);

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of MasTec) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;

(5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(6) any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above; and

(7) in the case of MasTec’s Foreign Subsidiaries, (a) any local currency held by such Foreign Subsidiaries from time to time in the ordinary course of business and (b) instruments equivalent to those in referred to in clauses (1) through (6) above denominated in foreign currency comparable in credit quality and tenor to those referred to above.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2018; provided, however, that if the period from the redemption date to March 15, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (1) any Subsidiary of MasTec that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of MasTec) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, MasTec or any Restricted Subsidiary; provided that (A) any Guarantee by MasTec or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by MasTec or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness and Issuance of Preferred Stock” and “Limitation on Restricted Payments” covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of MasTec thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT THE DISCUSSION OF TAX MATTERS SET FORTH IN THIS PROSPECTUS SUPPLEMENT WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER FEDERAL, STATE OR LOCAL TAX LAW. EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.

The following discussion is a summary of material U.S. Federal income and, in the case of Non-U.S. Holders (as defined below), estate tax consequences of the purchase, ownership and disposition of a note. This summary deals only with a note held as a capital asset (generally, property held for investment) acquired in this offering for a price equal to the issue price of the notes. The issue price of the notes will be the first price at which a substantial amount of the notes is sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we assume will be the price indicated on the cover of this prospectus supplement. No ruling has been or will be sought from the Internal Revenue Service (“IRS”) with respect to the U.S. Federal income tax consequences of an investment in a note. As a result, the IRS could disagree with portions of this discussion.

This summary does not represent a detailed description of the U.S. Federal income or estate tax consequences applicable to you in light of your particular circumstances or if you are subject to special treatment under the U.S. Federal income tax law, including if you are:

•	a dealer in securities or currencies,

•	a financial institution,

•	a regulated investment company,

•	a real estate investment trust,

•	a real estate mortgage investment conduit,

•	a tax-exempt organization,

•	a retirement plan, individual retirement account or other tax-deferred account,

•	an insurance company,

•	a person holding a note as part of a hedging, integrated, conversion, constructive sale or other integrated transaction or other synthetic security or a straddle,

•	a trader in securities that has elected the mark-to-market method of accounting for securities,

•	a person liable for alternative minimum tax,

•	a partnership or other pass-through entity for U.S. Federal income tax purposes or an investor therein,

•	a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar,

•	a “controlled foreign corporation”,

•	a “passive foreign investment company” or

•	a former citizen or resident of the United States.

As used herein, a “U.S. Holder” means a beneficial owner of a note that for U.S. Federal income tax purposes is:

•	an individual citizen or resident of the United States,

•

a corporation (or any other entity treated as a corporation for U.S. Federal income tax purposes) created or organized in or under the law of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. Federal income taxation regardless of its source or

•

a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A “United States person” includes any person who is a U.S. Holder and a partnership (or other entity treated as a partnership for U.S. Federal income tax purposes) created or organized in or under the law of the United States, any state thereof or the District of Columbia.

The term “Non-U.S. Holder” means a beneficial owner of a note that is a nonresident alien, a corporation (or other entity treated as a corporation for U.S. Federal income tax purposes) created or organized in or under the law of a foreign country or a political subdivision thereof or a estate or trust that is not a U.S. Holder.

If a partnership or other flow-through entity holds a note, the tax treatment of a partner in the partnership or beneficial owner of the flow-through entity generally will depend on the status of the partner or owner and the activities of the partnership or flow-through entity. A partner in a partnership or a beneficial owner of a flow-through entity holding a note should consult its own tax adviser regarding the U.S. Federal income tax consequences of an investment in the note.

This summary of material U.S. Federal income tax consequences is for general information only and is not intended to be tax advice. Each holder of a note is urged to consult its tax adviser regarding the application of the U.S. Federal tax laws to its particular situation as well as any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Tax Consequences for U.S. Holders

The following discussion is a summary of material U.S. Federal income tax consequences that will apply to a U.S. Holder of a note.

Payments of Interest

Interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrues in accordance with the U.S. Holder’s regular method of accounting for U.S. Federal income tax purposes.

Sale, Exchange, Retirement or Other Taxable Disposition of a Note

Upon a sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder will recognize gain or loss in an amount equal to the difference between the U.S. Holder’s amount realized on the transaction and its tax basis in the note. The amount realized generally will be the amount of cash and fair market value of any property a U.S. Holder receives, reduced by the amount of any accrued interest on the note, which will be taxable to the U.S. Holder as interest income to the extent not previously includible in income. A U.S. Holder’s tax basis in a note will be its purchase price for the note. A U.S. Holder’s gain or loss will be capital gain or loss and will be long-term capital gain or loss if its holding period for the note exceeds one year on the date of disposition. Long-term capital gain is eligible for reduced rates of taxation in the case of noncorporate U.S. Holders. The deductibility of capital losses is subject to limitations.

The amount for which a U.S. Holder is able to sell a note could be affected by the U.S. Federal income tax rules on market discount or amortizable bond premium, which could apply to the purchaser. If a U.S. Holder sells a note for less than its principal amount, the market discount rules would apply unless that difference, known as market discount, is less than a specified de minimis amount. Upon a later disposition of the note, any gain realized by the purchaser would be ordinary income, rather than capital gain, to the extent the market discount had accrued. The purchaser’s deduction for interest expense on any debt of the purchaser attributable to the note would be deferred, unless the purchaser made an election to include the market discount in income as it accrued. If a U.S. Holder sells a note for more than its principal amount, the purchaser could elect to amortize that premium over the remaining term of the note as an offset to interest income on the note. If no election were made, the premium would decrease the gain or increase the loss the purchaser otherwise would recognize on disposition of the note.

Contingent Payments

In certain circumstances (see “Description of the Notes—Optional Redemption” and “Description of the Notes—Repurchase of Notes upon a Change of Control”), we may be obligated to pay amounts in excess of stated interest on and principal of the notes. According to Treasury regulations, the possibility that those payments will be made will not affect the amount or timing of income that a U.S. Holder recognizes in respect of a note if there is only a remote chance as of the issue date of the notes that those payments will be made or if the amount of those payments is considered incidental. We believe that the likelihood we will be obligated to make any of those payments is remote. Therefore, we do not intend to treat the potential payment of those amounts as part of the yield to maturity of the notes. Our determination that these contingencies are remote is binding on a U.S. Holder unless the holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination, however, is not binding on the IRS, and if the IRS were to challenge our determination a U.S. Holder might be required to include in gross income an amount of income in excess of stated interest on a note and might be required to treat income realized on a taxable disposition of a note before the resolution of the contingencies as ordinary income rather than capital gain. If a contingency occurs, it would affect the amount and timing of the income a U.S. Holder recognizes. If any of those amounts is in fact paid, a U.S. Holder will be required to recognize those amounts as income.

New Tax on Investment Income

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from the tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include interest on a note and gain from a disposition of a note, unless the interest or gain is derived in the ordinary course of the conduct of trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income, however, may be reduced by deductions properly allocable to that income. A U.S. Holder that is an individual, estate or trust is urged to consult its tax adviser regarding the applicability of this tax to its income and gains in respect of its investment in a note.

Information Reporting and Backup Withholding

A U.S. Holder generally will be subject to information reporting with respect to payments on a note or proceeds from the sale or other disposition (including a retirement) of a note. A U.S. Holder will be subject to backup withholding if the holder is not otherwise exempt and:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his social security number,

•	furnishes an incorrect TIN,

•	is notified by the IRS that it has failed to properly report payments of interest or dividends or

•	in certain circumstances fails to certify under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified it that it is subject to backup withholding.

A U.S. Holder should consult its tax adviser regarding its qualification for an exemption from backup withholding and the procedures for obtaining an exemption, if applicable. Backup withholding is not an additional tax, and a U.S. Holder may use amounts withheld as a credit against its U.S. Federal income tax liability or may claim a refund if it timely provides the required information to the IRS.

Tax Consequences for Non-U.S. Holders

The following discussion is a summary of material U.S. Federal income and estate tax consequences that will apply to a Non-U.S. Holder of a note.

U.S. Federal Withholding Tax

Subject to the discussion below concerning backup withholding, interest a Non-U.S. Holder receives on a note will be exempt from U.S. Federal withholding tax, pursuant to the “portfolio interest exemption,” provided:

•	the interest is not income that is effectively connected with the conduct of trade or business by the Non-U.S. Holder within the United States,

•	the Non-U.S. Holder does not actually and constructively own 10% or more the total combined voting power of all classes of our voting stock,

•	the Non-U.S Holder is not a controlled foreign corporation that is related to us, directly, indirectly and constructively, through stock ownership,

•	the Non-U.S. Holder is not a bank for which interest on a note represents interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and

•

(a) the Non-U.S. Holder provides its name and address to our agent or us on IRS Form W-8BEN (or other applicable form) and certifies, under penalties of perjury, that it is not a United States person, (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies under penalties of perjury that it, or a financial institution between the Non-U.S. Holder and it, has received from the Non-U.S. Holder a statement under penalties of perjury that the Non-U.S. Holder is not a United States person and provides a copy of that statement or (c) the Non-U.S. Holder holds its note directly through a “qualified intermediary”, and certain conditions are satisfied. Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals. Each of the various types of IRS Form W-8 requires periodic updating.

A Non-U.S. Holder that cannot satisfy the requirements of the “portfolio interest exemption” generally will be subject to U.S. Federal withholding tax at a 30% rate (or lower applicable treaty rate) on payments of interest, unless the Non-U.S. Holder provides our paying agent or us with a properly executed:

•	IRS Form W-8BEN claiming an exemption from or reduction in the rate of withholding pursuant to an applicable income tax treaty and providing a U.S. TIN for the Non-U.S. Holder or

•

IRS Form W-8ECI stating that interest paid on the note is not subject to withholding because it is effectively connected with the Non-U.S. Holder’s conduct of trade or business in the United States (as discussed below under “—Tax Consequences for Non-U.S. Holders—U.S. Federal Income Tax” below).

The U.S. Federal withholding tax generally will not apply to any payment of principal of a note or gain that a Non-U.S. Holder recognizes on the sale, exchange, retirement or other disposition of a note.

U.S. Federal Income Tax

If a Non-U.S. Holder is engaged in trade or business in the United States, and if its interest on a note is effectively connected with the conduct of that trade or business, its interest will be exempt from U.S. Federal withholding tax, provided it furnishes our paying agent or us with a properly executed IRS Form W-8ECI. However, a Non-U.S. Holder will be subject to U.S. Federal income tax on that interest on a net income basis in the same manner as if it were a United States person, provided, if required by an applicable income tax treaty, the interest is attributable to a permanent establishment or fixed base the Non-U.S. Holder has in the United States. In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or lower applicable treaty rate) on interest income that is effectively connected with the conduct of trade or business by the Non-U.S. Holder within the United States.

Any gain a Non-U.S. Holder recognizes on the disposition of a note generally will not be subject to U.S. Federal income tax unless:

•	the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of the sale, and certain other requirements are met, or

•

the Non-U.S. Holder is engaged in trade or business within the United States, and the gain is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base of the Non-U.S. Holder in the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to tax at a rate of 30% on the amount by which its U.S. source capital gains exceed its U.S. source capital losses. If the second exception applies, the Non-U.S. Holder generally will be required to pay U.S. Federal income tax on the net gain derived from the sale in the same manner as if it were a U.S. Holder, unless an applicable tax treaty provides otherwise. In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or lower applicable treaty rate) on gain that is effectively connected with the conduct of trade or business by the Non-U.S. Holder within the United States.

Certain nonresident aliens who are residents of specified U.S. territories may be liable for the new 3.8% tax on investment income described in “—Tax Consequences for U.S. Holders—New Tax on Investment Income”. Certain foreign trusts and estates may be liable for that tax in the future if they have U.S. beneficiaries, although at present proposed Treasury regulations reserve on that question.

Contingent Payments

As discussed above in “—Tax Consequences for U.S. Holders—Contingent Payments”, we may be obligated to pay amounts in excess of stated interest on and principal of the notes. We do not intend to treat the possibility of those payments being made as affecting the amount or timing of income that a Non-U.S. Holder recognizes in respect of a note. However, if any of those payments is in fact made, our paying agent will withhold from them U.S. Federal tax at a rate of 30%, and it is possible that any other party in the chain of payment that is a U.S. Federal withholding agent will do the same. Withholding should not apply, however, to those payments to the extent the Non-U.S. Holder provides our paying agent or us with a properly executed:

•	IRS Form W-8BEN claiming an exemption from or reduction in the rate of withholding pursuant to an applicable income tax treaty and providing a U.S. TIN for the Non-U.S. Holder or

•

IRS Form W-8ECI stating that the payments are not subject to withholding because they are effectively connected with the Non-U.S. Holder’s conduct of trade or business in the United States (as discussed above under “—Tax Consequences for Non-U.S. Holders—U.S. Federal Income Tax”).

U.S. Federal Estate Tax

A note generally will not be subject to U.S. Federal estate tax as a result of the death of a holder who at the time of death is not a citizen or resident of the United States (as specially defined for estate tax purposes), provided that at the time of death the holder did not actually and constructively own 10% of more of the total combined voting power of all classes of our voting stock and payments of interest on the note would not have been effectively connected with the conduct by the holder of trade or business in the United States.

Information Reporting and Backup Withholding

A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments that we or our paying agent make to the Non-U.S. Holder, provided the payer does not have actual knowledge or reason to know that the holder is a United States person, and the holder certifies its foreign status under “—Tax Consequences for Non-U.S. Holders—U.S. Federal Withholding Tax”. Information returns will be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

A Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of a sale or other disposition (including a retirement) of a note within the United States or conducted through certain U.S.-related brokers, if the payer receives the statement described above and does not have actual knowledge or reason to know that the holder is a United States person or the holder otherwise establishes an exemption. Backup withholding is not an additional tax, and a Non-U.S. Holder may use amounts withheld as a credit against its U.S. Federal income tax liability or may claim a refund if it timely provides the required information to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on reportable payments made to a foreign financial institution or any of certain nonfinancial foreign entities. Reportable payments include U.S. source interest income and gross proceeds from the disposition of U.S. securities. The withholding does not apply if the recipient complies with certain reporting and other requirements or an exception applies. The reporting requirements are intended to reveal foreign accounts belonging to United States persons. However, FATCA withholding will not apply to payments on obligations that are outstanding on January 1, 2014 or to any proceeds from dispositions of those obligations. FATCA withholding, therefore, will not apply to the notes.

UNDERWRITING

Barclays Capital Inc. is acting as the representative of the underwriters, and Barclays Capital Inc., Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc. are acting as the joint book-running managers of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to a document incorporated by reference in this prospectus supplement, each of the underwriters named below has severally agreed to purchase from us, the principal amount of the notes set forth opposite its name below:

Underwriters	Principal Amount of Notes
Barclays Capital Inc.	$150,000,000
Morgan Stanley & Co. LLC	$85,000,000
SunTrust Robinson Humphrey, Inc.	$85,000,000
FBR Capital Markets & Co.	$30,000,000
KeyBanc Capital Markets Inc.	$30,000,000
Stifel, Nicolaus & Company, Incorporated	$20,000,000

Total	$400,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the notes offered hereby, if any of the notes are purchased;

•	that the representations and warranties made by us and the guarantors to the underwriters are true;

•	that there is no material change in our or the guarantors’ business or the financial markets; and

•	that we and the guarantors deliver customary closing documents to the underwriters.

Commissions and Expenses

The underwriters will purchase the notes at the discount from the offering price indicated on the cover of this prospectus supplement and propose initially to offer and sell the notes at the offering price set forth on the front of this prospectus supplement. After the initial offering of the notes, the offering price at which the notes are being offered may be changed at any time without notice.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
Underwriting discount	1.50%	$6,000,000

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $700,000.

Lock-Up

We and the guarantors have agreed that for a period of 90 days after the issue date of the notes, we and the guarantors will not, without first obtaining the prior written consent of Barclays Capital Inc., directly or indirectly, issue, sell, offer to sell, grant any option for the sale of or otherwise dispose of, any debt securities that are substantially similar to the notes.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Stabilization and Short Positions

In connection with this offering, the underwriters may engage in certain transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above what it would be in the absence of such activities. The underwriters are not required to engage in any of these activities, and they may end any of them at any time. We and the underwriters make no representation as to the direction or magnitude of any affect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Settlement

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the eighth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+ 8”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next four succeeding business days will be required, by virtue of the fact that the notes initially will settle T+ 8, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next four succeeding business days should consult their own advisors.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. Barclays Capital Inc. is acting as dealer manager and solicitation agent in connection with the Tender Offer and Consent Solicitation. An affiliate of SunTrust Robinson Humphrey, Inc. is a co-syndication agent and a lender under our existing credit facility and as such, will receive a portion of the net proceeds of this offering. SunTrust Robinson Humphrey, Inc. is a joint lead arranger and joint book manager under our existing credit facility. Each of the underwriters or their affiliates, in the ordinary course of their business, may trade in our securities for their own accounts or for the accounts of their customers and, accordingly, may receive proceeds from this offering in connection with the Tender Offer and Consent Solicitation.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the notes or possession or distribution of this prospectus or any other offering or publicity material relating to the notes in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any notes or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of notes by it will be made on the same terms.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are qualified investors as defined under the Prospectus Directive;

•

by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offers contemplated here in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

•	it is a qualified investor as defined under the Prospectus Directive; and

•

in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the representative of the underwriters has been given to the offer or resale or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation and the provision above, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters with respect to the notes and Florida law will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida. Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, has acted as special high yield covenant counsel to us in connection with the notes offered hereby. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements and schedules as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The valuation report dated December 31, 2012 (incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2012) relating to the estimation of fair value of certain auction rate securities held by us, including the use of information contained in such report, has been incorporated in reliance on such report of Houlihan Capital Advisors, LLC, given on the authority of such firm as an expert in valuation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC and which are available at the SEC’s web site at: http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005. In addition, our SEC filings and other information about our company are available on our internet website: www.mastec.com. Please note that our internet address is included in this prospectus supplement as an inactive textual reference, and the information included on our website is not incorporated by reference into this prospectus supplement and should not be considered part of this prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus supplement and the accompanying base prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying base prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement and the accompanying base prospectus. We incorporate by reference in this prospectus supplement and the accompanying base prospectus the documents listed below and any future filings that we may make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities that may be offered by this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 28, 2013; and

•	our Current Report on Form 8-K filed on January 4, 2013.

We are not incorporating, in any case, any documents or information deemed to have been “furnished” and not filed in accordance with SEC rules including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K. You may obtain a copy of any or all of the documents referred to above which have been or will be incorporated by reference into this prospectus supplement and the accompanying base prospectus (including exhibits specifically incorporated by reference in those documents), as well as a copy of the registration statement of which the accompanying base prospectus is a part and its exhibits, at no cost to you by contacting us at the following address or telephone number:

MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

Attention: Alberto de Cardenas

(305) 599-1800

PROSPECTUS

Common Stock, Preferred Stock,

Depositary Shares, Debt Securities, Guarantees, Warrants,

Stock Purchase Contracts and Stock Purchase Units

We are MasTec, Inc., a corporation incorporated under the laws of the State of Florida. This prospectus relates to the public offer and sale of common stock, preferred stock, depositary shares, debt securities, guarantees, warrants, stock purchase contracts and stock purchase units that we and the subsidiary guarantors named below or in a related prospectus supplement may offer from time to time in one or more series. We and/or selling security holders may offer and sell the securities separately, together or as units, in separate classes or series, in amounts, at prices and on terms to be determined at the time of sale and set forth in a supplement to this prospectus. You should read this prospectus, the applicable prospectus supplement and other offering materials carefully before you invest.

We and/or selling security holders may offer the securities from time to time through public or private transactions, and in the case of our common stock, on or off the New York Stock Exchange, at prevailing market prices or at privately negotiated prices. Sales may be made directly to purchasers or to or through agents, broker-dealers or underwriters. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the agents or underwriters and any applicable fees, commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “MTZ.”

Before buying any offered securities, you should carefully consider the Risk Factors contained in this prospectus, beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 5, 2012.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you only with a general description of the securities we or the selling security holders may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities offered. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read this prospectus, any supplement and any free writing prospectus related to the applicable securities that is prepared by us or on our behalf or that is otherwise authorized by us, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” found on page 29.

You should rely only on the information contained or incorporated by reference in this prospectus, the supplement to this prospectus and any free writing prospectus related to the applicable securities that is prepared by us or on our behalf or that is otherwise authorized by us. We nor the selling security holders have authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We nor the selling security holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we have previously filed with the SEC and incorporate herein by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the selling security holders will use this prospectus to offer and sell securities unless it is accompanied by a supplement that more fully describes the securities being offered and the terms of the offering.

FORWARD-LOOKING INFORMATION

We are making this statement pursuant to the safe harbor provisions for forward-looking statements described in the Private Securities Litigation Reform Act of 1995. We make statements in this prospectus and in the documents that we incorporate by reference into this prospectus that are forward-looking. When used in this prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “could,” “should,” “may,” “plan,” “seek,” “expect,” “believe,” “intend,” “target,” “will,” “project,” “forecast” and variations of these words and negatives thereof and similar expressions are intended to identify forward-looking statements. They also include statements regarding:

•	our future growth and profitability;

•	our competitive strengths; and

•	our business strategy and the trends we anticipate in the industries and economies in which we operate.

These forward-looking statements are based on our current expectations. These statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made. If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in, or imply by, any of our forward-looking statements. These and other risks are detailed in this prospectus, in the documents that we incorporate by reference into this prospectus and in other documents that we file with the SEC. We do not undertake any obligation to publicly update or revise these forward-looking statements after the date of this prospectus to reflect future events or circumstances, except as required by applicable law. We qualify any and all of our forward-looking statements by these cautionary factors.

The issues and associated risks and uncertainties discussed in “Risk Factors” herein and in the reports that we incorporate herein by reference are not the only ones we may face. Additional issues may arise or become material as our business evolves. The risks and uncertainties associated with those additional issues could impair our business in the future.

RISK FACTORS

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference in this prospectus, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any applicable prospectus supplement or free writing prospectus and in the other documents incorporated by reference in this prospectus. See the section entitled “Where You Can Find More Information” in this prospectus. The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

OUR COMPANY

This summary highlights selected information and does not contain all the information that is important to you. You should carefully read this prospectus, any applicable prospectus supplement and the documents to which we have referred to in “Incorporation of Certain Documents by Reference” on page 29 of this prospectus for information about us and our financial statements.

We are a leading infrastructure construction company operating mainly throughout North America across a range of industries. Our activities include, but are not limited to, the engineering, building, installation, maintenance and upgrade of energy, utility and communications infrastructure, including: electrical utility transmission and distribution, power generation, natural gas and petroleum pipeline infrastructure, wireless, wireline and satellite communications, wind farms, solar farms and other renewable energy, industrial infrastructure and water and sewer systems. Our customers are primarily in the utility, communications and government industries.

We serve a diversified customer base, and our customers include some of the leading communications and utility companies in the United States. We have longstanding relationships and have developed strong alliances with many of our customers, and we strive to maintain these customer relationships and our status as a preferred vendor. More than half of our services are provided under multi-year master service agreements and other service agreements.

We have actively pursued a diversification and expansion strategy in recent years. This strategy has deepened our presence and expanded our service offerings in key markets, including wireless, natural gas and petroleum pipeline, electrical transmission, renewable energy and heavy industrial, among others. In addition to integration and growth opportunities associated with our diversification and expansion strategy, we also seek opportunities to expand our geographic presence as well as new opportunities in traditional business areas, such as telecommunications and install-to-the-home services.

We are incorporated under the laws of the State of Florida. Our principal executive offices are located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. Our telephone number is (305) 599-1800.

RATIO OF EARNINGS TO FIXED CHARGES

AND PREFERENCE DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Year Ended December 31,
	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	2.9	3.1	2.5	2.8	1.3
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	2.9	3.1	2.5	2.8	1.3

(1)	To date, we have not issued preferred stock or incurred any preferred stock dividends.

The ratio of earnings to fixed charges is calculated as income from continuing operations, before provision for income taxes, less net unconsolidated affiliates’ interests, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, divided by fixed charges. “Fixed charges” consist of interest expense, capitalized interest, amortization of debt discount, and the interest portion of net rent expense which is deemed to be representative of the interest factor.

USE OF PROCEEDS

Primary Offerings

Unless the applicable prospectus supplement states otherwise, we expect to use the net proceeds of the sale of these securities for general corporate purposes, which may include:

•	acquisitions of assets and businesses;

•	repayment of indebtedness outstanding at that time; and

•	general working capital.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related supplement to this prospectus.

Secondary Offerings

The details of any secondary offerings will be set forth in an applicable prospectus supplement, and we will not receive any proceeds from any selling security holder’s sale of our securities registered hereunder.

DESCRIPTION OF COMMON AND PREFERRED STOCK

The following summarizes certain material terms and provisions of our capital stock. It does not purport to be complete, however, and is qualified in its entirety by reference to Florida law and by the actual terms and provisions contained in our Amended and Restated Articles of Incorporation and our Amended and Restated By-laws, each as amended to the date hereof.

Overview

Our charter authorizes our board of directors to issue up to 145,000,000 shares of common stock, par value $0.10 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of March 9, 2012, we had approximately 80,650,174 shares of common stock and no shares of preferred stock issued and outstanding. All issued and outstanding shares of our common stock are duly issued, fully paid and nonassessable.

The following descriptions set forth certain general terms and provisions of our common and preferred stock to which a supplement to this prospectus may relate. The particular terms of the shares of common or preferred stock being offered and the extent to which the general provisions may apply will be described in the applicable supplement to this prospectus. If so indicated in the applicable supplement to this prospectus, the terms of any series of shares of preferred stock may differ from the terms set forth below, except with respect to those terms required by our Amended and Restated Articles of Incorporation and Amended and Restated By-laws.

General Description of our Common Stock

Each share of our common stock entitles its owner to one vote on all matters submitted to a vote of our shareholders. The holders of our common stock are entitled to receive dividends, when, as and if declared by our Board of Directors, in its discretion, from funds legally available for the payment of dividends. If we liquidate or dissolve, the owners of our common stock will be entitled to share proportionately in our assets, if any, legally available for distribution to shareholders, but only after we have paid all of our debts and liabilities.

Our common stock has no preemptive rights, no sinking fund provisions and no subscription, redemption or conversion privileges, and it is not subject to any further calls or assessments by us. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of our Board of Directors eligible for election in any year. See “—Material Provisions of our Articles of Incorporation and By-laws.” Additionally, the vote or concurrence of our shareholders holding a majority in interest of our common stock is sufficient for certain other actions that require the vote or concurrence of shareholders.

As of March 9, 2012, Jorge Mas, our Chairman, Jose Mas, our Chief Executive Officer, and other members of the Mas family who are employed by MasTec beneficially own approximately 26.4% of our issued and outstanding shares of common stock. Consequently, they have the power to control our management and affairs and are in a position to substantially influence:

•	the vote of most matters submitted to our shareholders, including any merger, consolidation or sale of all or substantially all of our assets;

•	the nomination of individuals to our Board of Directors; and

•	a change in our control.

The Mas family’s ability to exercise significant control over our management and affairs may discourage, delay or prevent a takeover attempt that you might consider in your best interest and that might result in you receiving a premium for your common stock.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

General Description of Preferred Stock

Our Amended and Restated Articles of Incorporation authorize our Board of Directors, without further shareholder approval, to:

•	issue preferred stock in one or more series;

•	establish the number of shares to be included in each such series; and

•	fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions on those shares.

The Board of Directors may establish a class or series of preferred stock with preferences, powers and rights (including voting rights) senior to the rights of the holders of our common stock. If we issue any of our preferred stock, it may have the effect of delaying, deferring or preventing a change in control.

Material Provisions of Our Articles of Incorporation and By-laws

Our Amended and Restated Articles of Incorporation and our Amended and Restated By-laws contain material provisions that may make the acquisition of control of us more difficult.

Business Combinations. Our Amended and Restated Articles of Incorporation contain material provisions which may make it more difficult for a person or entity that is the holder of more than 10% of our outstanding voting stock to force us to approve a “business combination.” For purposes of this discussion, a “business combination” includes any:

•	merger or consolidation of us with or into another corporation;

•	sale or lease of all or any substantial part of our property and assets; or

•	issuance of our securities in exchange for sale or lease to us of property and assets having an aggregate fair market value of $1 million or more.

Our Amended and Restated Articles of Incorporation require at least 80% of the voting power of all of our outstanding shares entitled to vote in the election of directors, voting together as a single class, to vote in favor of a business combination with any person or entity that is directly or indirectly the holder of more than 10% of our outstanding voting stock in order for that transaction to be approved. This voting requirement may have the effect of delaying, deferring or preventing a change in control of us. However, this voting requirement is not applicable to business combinations if either:

•

our Board of Directors has approved a memorandum of understanding with the other corporation with respect to the transaction prior to the time that the other corporation became a holder of more than 10% of our outstanding voting stock; or

•	the transaction is proposed by a corporation of which we are the majority owner.

Classified Board of Directors and Related Provisions. Our Amended and Restated By-laws provide that the number of our directors will be established from time to time by a majority vote of our Board of Directors and our shareholders. Our Amended and Restated By-laws also provide that our Board of Directors will be divided into three classes of directors, with each class having a number of directors as nearly equal as possible to each other class and that directors will serve for staggered three-year terms. As a result, one-third of our Board of Directors will be elected each year. These classified board provisions could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of the Board of Directors until the second annual shareholders meeting following the date on which the acquirer obtains its controlling interest.

Our shareholders may remove any of our directors or our entire Board of Directors if the votes in favor of removal constitute at least a majority of all of our outstanding voting stock entitled to vote. However, our Amended and Restated By-laws also provide that our shareholders may only remove our directors for “cause”

and only by a vote at a meeting that is called for the purpose of removing the director or directors. Our Amended and Restated By-laws define “cause” as failing to substantially perform one’s duties to us (other than as a result of physical or mental disability) or willfully engaging in gross misconduct injurious to us. If there is a vacancy on our Board of Directors, a majority of either our remaining directors or our shareholders may fill the vacancy.

Shareholder Action By Written Consent. Our Amended and Restated By-laws provide that any actions which our shareholders may take at a shareholders’ meeting can be taken by written consent in lieu of a meeting.

In order to effect a shareholder action by written consent in lieu of a meeting, holders of our outstanding voting stock, having at least the minimum number of votes that would be necessary to authorize the action at a shareholders’ meeting, must sign a written consent which states the action to be taken. If our shareholders take any action by written consent in lieu of a meeting, we must notify all of our shareholders that did not consent to the action in writing within 10 days after receiving the written consent and describe the action to them.

Indemnification. Our Amended and Restated Articles of Incorporation and/or Amended and Restated By-laws provide that we will indemnify each of our directors and officers to the fullest extent permitted by law. Our Amended and Restated By-laws permit us to purchase insurance on behalf of our directors, officers, employees and agents against liabilities that they may incur in those capacities, whether or not we would have the power to indemnify them against such liabilities.

Florida Anti-Takeover Statute

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

•	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

•	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

•

the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our Amended and Restated Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our Board of Directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our Board of Directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary shares, each of which will represent a fractional interest of a share of a particular class or series of our preferred stock, as specified in the applicable prospectus supplement which will more fully describe the terms of those depositary shares. Shares of a class or series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts issued by the preferred stock depositary which will evidence the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the class or series of preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares to be issued will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of a class or series of preferred stock by us to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts. The following description of the depositary shares, and any description of the depositary shares in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the underlying deposit agreement and the depositary receipt, which we will file with the SEC at or prior to the time of the sale of the depositary shares. You should refer to, and read this summary together with, the deposit agreement and related depositary receipt. You can obtain copies of any form of deposit agreement or other agreement pursuant to which the depositary shares are issued by following the directions described under the caption “Where You Can Find More Information.”

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of a class or series of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of those depositary receipts owned by those holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary, unless the preferred stock depositary determines that it is not feasible to make that distribution, in which case the preferred stock depositary may, with our approval, sell that property and distribute the net proceeds from that sale to those holders.

Withdrawal of Preferred Stock

Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless the related depositary shares have previously been called for redemption or converted into excess preferred stock or otherwise), the holders thereof will be entitled to delivery at that office, to or upon that holder’s order, of the number of whole or fractional shares of the class or series of preferred stock and any money or other property represented by the depositary shares evidenced by those depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related class or series of preferred stock on the basis of the proportion of preferred stock represented by each depositary share as specified in the applicable prospectus supplement, but holders of those shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem shares of a class or series of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of the class or series of preferred stock so redeemed, provided we shall have paid in full to the preferred stock depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to that class or series of preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in the issuance of any excess preferred stock.

From and after the date fixed for redemption, all dividends in respect of the shares of a class or series of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon their redemption and any money or other property to which the holders of those depositary receipts were entitled upon their redemption and surrender thereof to the preferred stock depositary.

Voting

Upon receipt of notice of any meeting at which the holders of a class or series of preferred stock deposited with the preferred stock depositary are entitled to vote, the preferred stock depositary will mail the information contained in that notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent that class or series of preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for that class or series of preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder’s depositary shares. The preferred stock depositary will vote the amount of that class or series of preferred stock represented by those depositary shares in accordance with those instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of that class or series of preferred stock represented by those depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing those depositary shares. The preferred stock depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote made, as long as that action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred stock depositary.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by that depositary receipt, as set forth in the applicable prospectus supplement.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related class or series of preferred stock will not be effective unless that amendment has been approved by the existing holders of at least two thirds of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related class or series of preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any of those types of amendments becomes effective shall be deemed, by continuing to hold that depositary receipt, to consent and agree to that amendment and to be bound by the deposit agreement as amended thereby.

We may terminate the deposit agreement upon not less than 30 days’ prior written notice to the preferred stock depositary if a majority of each class or series of preferred stock subject to that deposit agreement consents to that termination, whereupon the preferred stock depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by that holder, that number of whole or fractional shares of each class or series of preferred stock as are represented by the depositary shares evidenced by those depositary receipts together with any other property held by the preferred stock depositary with respect to those depositary receipts. Additionally, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares issued thereunder shall have been redeemed;

•

there shall have been a final distribution in respect of each class or series of preferred stock subject to that deposit agreement in connection with our liquidation, dissolution or winding up and that distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing that class or series of preferred stock; or

•	each share of preferred stock subject to that deposit agreement shall have been converted into our stock not so represented by depositary shares.

Charges of Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by those holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Preferred Stock Depositary

The preferred stock depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the preferred stock depositary, that resignation or removal to take effect upon the appointment of a successor preferred stock depositary. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to holders of depositary receipts any reports and communications from us which are received by it with respect to the related preferred stock.

Neither we nor the preferred stock depositary will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. Our obligations and those of the preferred stock depositary under the deposit agreement will be limited to performing our respective duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares), gross negligence or willful misconduct, and neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of a class or series of preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of a class or series of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give that information, and on documents believed in good faith to be genuine and signed by a proper party.

In the event the preferred stock depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary shall be entitled to act on those claims, requests or instructions received from us.

DESCRIPTION OF DEBT SECURITIES

General

We may issue senior debt securities under that certain Indenture dated June 5, 2009, by and among us, certain of our subsidiaries and U.S. Bank National Association, as trustee, and we may issue subordinated debt securities under an indenture between us and a U.S. banking institution, as the indenture trustee. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended, and we may supplement the indentures from time to time.

This prospectus summarizes the material provisions of the indentures and the debt securities that we may issue under the indentures. This summary is not complete and may not describe all of the provisions of the indentures or of any of the debt securities that might be important to you. For additional information, you should carefully read the forms of indenture that are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

When we offer to sell a particular series of debt securities, we will describe the specific terms of those debt securities in a supplement to this prospectus. We will also indicate in the supplement whether the general terms in this prospectus apply to a particular series of debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should carefully read both this prospectus and the applicable supplement.

In the summary below, we have included references to the section numbers of the indentures so that you can easily locate the related provisions in the indentures for additional detail. You should also refer to the applicable indenture for the definitions of any capitalized terms that we use below but do not define in this prospectus. When we refer to particular sections of the indentures or to defined terms in the indentures, we intend to incorporate by reference those sections and defined terms into this prospectus.

Terms

The debt securities will be our direct obligations. The amount of debt securities we may offer under this prospectus is unlimited as to principal amount. We may issue the debt securities, from time to time and in one or more series, established in or pursuant to authority granted by one or more resolutions of our board of directors, and set forth in, or determined in the manner provided in, an officers’ certificate, or established in one or more supplemental indentures. We may issue debt securities with terms different from those of our previously issued debt securities (Section 301).

Each indenture provides that there may be more than one trustee under such indenture, each such trustee with respect to one or more series of debt securities. Any trustee under the indentures may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series (Sections 608 and 609). If two or more persons act as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under that indenture separate and apart from the trust administered by any other trustee (Sections 101 and 609). Except as otherwise indicated in this prospectus, each trustee may take any action described in this prospectus only with respect to the one or more series of debt securities for which it is trustee under the relevant indenture.

You should refer to the applicable supplement to this prospectus relating to a particular series of debt securities for the specific terms of the debt securities, including, but not limited to:

•	the title of the debt securities, whether the debt securities will be guaranteed and the identity of the guarantor or guarantors, if any;

•	the total principal amount of the debt securities and any limit on the total principal amount;

•

the price, expressed as a percentage of the principal amount of the debt securities, at which we will issue the debt securities and any portion of the principal amount payable upon acceleration of the debt securities;

•	the terms, if any, by which holders of the debt securities may convert or exchange the debt securities for our common stock, our preferred stock or any of our other securities or property;

•

if the debt securities are convertible or exchangeable, any limitations on the ownership or transferability of the securities or property into which holders may convert or exchange the debt securities;

•	the date or dates, or the method for determining the date or dates, on which we will be obligated to pay the principal of the debt securities and the amount of principal we will be obligated to pay;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series will bear interest, if any, or the method by which the rate or rates will be determined;

•	whether the debt securities rank as senior, senior subordinated or subordinated or any combination thereof and the terms of any subordination;

•

the date or dates, or the method for determining the date or dates, from which any interest will accrue on the debt securities, the dates on which we will be obligated to pay any interest, the regular record dates, if any, for the interest payments, or the method by which the dates will be determined, the persons to whom we will be obligated to pay interest and the basis upon which interest will be calculated, if other than that of a 360-day year consisting of twelve 30-day months;

•

the place or places where the principal of, and any premium, make-whole amount, interest or additional amounts on, the debt securities will be payable, where the holders of the debt securities may surrender their debt securities for conversion, transfer or exchange, and where the holders may serve notices or demands to us in respect of the debt securities and the indenture (Section 101);

•

whether the debt securities will be in registered or bearer form, and the terms and conditions relating to the form, and, if in registered form, the denominations in which we will issue the debt securities if other than $1,000 or a multiple of $1,000 and, if in bearer form, the denominations in which we will issue the debt securities if other than $5,000;

•	the identity of the trustee of the debt securities of the series and, if other than the trustee, the identity of each security registrar and/or paying agent for debt securities of the series;

•

the period or periods during which the price or prices, including any premium at which, the currency or currencies in which, and the other terms and conditions upon which, we may redeem the debt securities at our option, if we have such an option;

•

any obligation that we have to redeem, repay or purchase debt securities under any sinking fund or similar provision or at the option of a holder of debt securities and the terms and conditions upon which we will redeem, repay or purchase all or a portion of the debt securities under that obligation;

•	the currency or currencies in which we will sell the debt securities and in which the debt securities will be denominated and payable;

•

whether the amount of payment of principal of, and any premium, make-whole amount or interest on, the debt securities of the series may be determined with reference to an index, formula or other method and the manner in which the amounts will be determined;

•

whether the principal of, and any premium, make-whole amount, additional amounts or interest on, the debt securities of the series are to be payable, at our election or at the election of a holder of the debt securities, in a currency or currencies other than that in which the debt securities are denominated or stated to be payable, the period or periods during which, and the terms and conditions upon which, this election may be made, and the time and manner of, and identity of the exchange rate agent responsible for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities will be payable;

•	the designation of the initial exchange rate agent, if any, or any depositaries;

•	any provisions granting special rights to the holders of the debt securities of the series at the occurrence of named events;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to the events of default or covenants contained in the indenture;

•

whether the debt securities of the series will be issued in certificated or book-entry form and the related terms and conditions, including whether any debt securities will be issued in temporary and/or permanent global form, and if so, whether the owners of interests in any permanent global debt security may exchange those interests for debt securities of that series and of like tenor of any authorized form and denomination and the circumstances under which any exchanges may occur, if other than in the manner provided in the indenture (Section 305), and, if debt securities of or within the series are to be issuable as a global debt security, the identity of the depositary for such series;

•

the date as of which any bearer securities, and/or temporary global debt security representing outstanding securities of or within the series will be dated if other than the date of original issuance of the first debt security of the series to be issued;

•

if the debt securities will be issued in definitive form only upon our receipt, or the trustee’s receipt, of certificates or other documents, or upon the satisfaction of conditions, a description of those certificates, documents or conditions;

•	if the debt securities will be issued upon the exercise of debt warrants, the time, manner and place for the debt securities to be authenticated and delivered;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture, as described below under “-Discharge, Defeasance and Covenant Defeasance”;

•

any applicable United States federal income tax consequences, including whether and under what circumstances we will pay any additional amounts, as contemplated in the indenture on the debt securities, to any holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if we will pay additional amounts, whether, and on what terms, we will have the option to redeem the debt securities in lieu of paying the additional amounts;

•	the provisions, if any, relating to any security provided for the debt securities of the series;

•	any other covenant or warranty included for the benefit of the debt securities of the series;

•	any proposed listing of the debt securities on any securities exchange or market; and

•	any other terms of the debt securities or of any guarantees issued in connection with the debt securities not inconsistent with the provisions of the indenture (Section 301).

The debt securities may provide for our payment of less than their entire principal amount if their maturity is accelerated as a result of the occurrence and continuation of an event of default (Section 502). If this is the case, the debt securities would have what is referred to as “original issue discount.” Any special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

We may issue debt securities from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currencies or currency exchange rates, commodity prices, equity indices or other factors. Holders of debt securities with these features may receive payment of a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on the applicable dates, depending upon the value on those dates of the applicable currencies or currency exchange rates, commodity prices, equity indices or other factors.

Information as to the methods for determining the amount of principal or interest payable on any date, the currencies or currency exchange rates, commodity prices, equity indices or other factors to which the amount payable on that date is linked and additional tax considerations will be included in the applicable prospectus supplement. All debt securities of any one series will be substantially identical, except as to denomination and except as may otherwise be provided by an officers’ certificate or in any supplement to the applicable indenture. We are not required to issue all of the debt securities of a series at the same time, and, unless otherwise provided in the applicable indenture, supplemental indenture or officers’ certificate, we may re-open a series without the consent of the holders of the debt securities of that series to issue additional debt securities of that series.

The indentures do not contain any provisions that limit our ability to incur indebtedness or that would protect holders of debt securities in the event we become a party to a highly-leveraged or similar transaction in which we would incur or acquire a large amount of additional debt, but such provisions may appear in the applicable prospectus supplement. You should refer to the applicable prospectus supplement for information regarding any deletions from, modifications of or additions to the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Guarantees

Debt securities may be issued and unconditionally and irrevocably guaranteed by us or certain of our subsidiaries that are listed as guarantors in the applicable supplement to this prospectus. Any guarantee would cover the timely payment of the principal of, and any premium, make-whole amount, interest or sinking fund payments on, the debt securities, whether we make the payment at a maturity date, as a result of acceleration or redemption or otherwise. We will more fully describe the existence and terms of any guarantee of any of our debt securities by us or our subsidiaries in the prospectus supplement relating to those debt securities.

Denominations, Interest, Registration and Transfer

Unless the applicable prospectus supplement states otherwise, any debt securities of any series that we issue in registered form will be issued in denominations of $1,000 and multiples of $1,000, and debt securities of any series that we issue in bearer form will be issued in denominations of $5,000 (Section 302).

Unless the applicable prospectus supplement states otherwise, the principal of, and any premium, make-whole amount or interest on, any series of debt securities will be payable in the currency designated in the prospectus supplement at the corporate trust office of the trustee, initially, U.S. Bank National Association–Corporate Trust Services, 60 Livingston Avenue, St. Paul, MN 55107. At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the series or by wire transfer of funds to that person at an account maintained within the United States (Sections 301, 305, 307 and 1002). We may at any time designate additional paying agents or rescind designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for any series. All monies that we pay to a paying agent for the payment of any principal of, or any premium, make-whole amount, interest or additional amounts on, any debt security which remains unclaimed at the end of two years after that payment became due and payable will be repaid to us. After that time, the holder of the debt security will be able to look only to us for payment (Section 1003).

Any interest that we do not punctually pay on any interest payment date with respect to a debt security will cease to be payable to the holder on the applicable regular record date and may either:

•	be paid to the holder at the close of business on a Special Record Date for the payment of defaulted interest, to be determined by the trustee (Sections 101 and 307); or

•	be paid at any time in any other lawful manner, as more fully described in the indentures.

Subject to certain limitations imposed upon debt securities issued in book-entry form, debt securities of any series will be exchangeable for other debt securities of the same series and of the same total principal amount and authorized denomination upon the surrender of the debt securities at the corporate trust office of the trustee. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion, transfer or exchange at the corporate trust office of the trustee. Every debt security surrendered for conversion, transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. There will be no service charge for any transfer or exchange of any debt securities, but we may require holders to pay any tax or other governmental charge payable in connection with the transfer or exchange (Section 305).

If the applicable prospectus supplement refers to us designating any transfer agent for any series of debt securities, in addition to the trustee, we may at any time remove the transfer agent or approve a change in the location at which the transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for any series of debt securities. We may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

Neither we nor any trustee will be required to do any of the following:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of 15 business days before there is a selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being only partially redeemed;

•

exchange any debt security in bearer form that is selected for redemption, except that a debt security in bearer form may be exchanged for a debt security in registered form of that series and like denomination, provided that the debt security in registered form must be simultaneously surrendered for redemption; or

•

issue or register the transfer or exchange of any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security that will not be partially or entirely repaid (Section 305).

Global Debt Securities

The debt securities of a series may be issued in the form of one or more fully registered global securities that will be deposited with a depositary or with a custodian for a depositary identified in the prospectus supplement relating to the series and registered in the name of the depositary or its nominee. In this case, we will issue one or more global securities in a denomination or total denominations equal to the portion of the total principal amount of outstanding registered debt securities of the series to be represented by the global security or securities. We expect that any global securities issued in the United States would be deposited with The Depositary Trust Company, as depositary or its custodian. We may issue any global securities in fully registered form on a temporary or permanent basis. Unless and until a global security is exchanged for debt securities in definitive registered form, a permanent global security may not be transferred except as a whole by the depositary to its nominee or by a nominee to the depositary or another nominee, or by the depositary or its nominee to a successor of the depositary or the successor depositary’s nominee.

The specific terms of the depositary arrangement with respect to any series of debt securities to be represented by a registered global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with, or are participants of, the depositary for the registered global security, or persons that may hold interests through participants. When we issue a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the global security owned by those participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in an offering of the debt securities, or by us or the trustee if we are directly offering the debt securities. The participants’ ownership, and any transfer, of a registered global security will be shown on records maintained by the depositary, and ownership of persons who hold debt securities through participants will be reflected on the records of the participants. State and federal laws may impair a person’s ability to own, transfer or pledge interests in a registered global security.

So long as the depositary or its nominee is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the depositary’s procedures and, if that person is not a participant, on the procedures of the participant through which that person owns its interest to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and any premium, make-whole amount, interest or additional amounts on a registered global security will be made to the depositary or its nominee, as the case may be, as the registered owners of the global security. Neither we, the trustee, the paying agent nor the registrar, nor any other agent of ours or of the trustee, will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that once the depositary receives any payment of principal of, any premium, make-whole amount, interest or additional amount on, a registered global security, the depositary will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global security, as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the registered global security held through the participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants.

If the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we do not appoint a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more global securities, and, in such event, we will issue debt securities in definitive form in exchange for all of the global security or securities representing the debt securities. We will register any debt securities issued in definitive form in exchange for a global security in the name or names that the depositary provides to the trustee. We expect that those names will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security.

Debt securities in bearer form may also be issued in the form of one or more global securities that will be deposited with a common depositary for Euroclear and Clearstream, or with a nominee for the depositary identified in the applicable prospectus supplement. We will describe in the applicable prospectus supplement the specific terms and procedures of the depositary arrangement, including the specific terms of the depositary arrangement and any specific procedures, for the issuance of debt securities in definitive form in exchange for a global security in bearer form, with respect to any portion of a series of debt securities to be represented by a global security in bearer form.

Merger, Consolidation or Sale

We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, trust or entity provided that:

•

we are the survivor in the transaction, or the survivor, if not us, is an entity organized under the laws of the United States or a state of the United States, which entity expressly assumes by supplemental indenture the due and punctual payment of the principal of, and any premium, make-whole amount, interest and additional amounts on, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•

immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one of our subsidiaries as a result of the transaction as having been incurred by us or our subsidiary at the time of the transaction, there is no event of default under the applicable indenture and no event which, after notice or the lapse of time, or both, would become an event of default; and

•	we deliver an officers’ certificate and an opinion of our legal counsel, as to the satisfaction of conditions contained in the applicable indenture (Sections 801 and 803).

This covenant would not apply to any recapitalization transaction, a change of control of us or a transaction in which we incur a large amount of additional debt, unless the transactions or change of control included a merger, consolidation or transfer or lease of substantially all of our assets. Except as may be described in the applicable prospectus supplement, there are no covenants or other provisions in the indentures providing for a “put” right or increased interest or that would otherwise afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur a large amount of additional debt.

Certain Covenants

Provision of Financial Information.

Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will file annual reports, quarterly reports and other documents with the SEC pursuant to Sections 13 and 15(d) as if we were so subject, on or prior to the dates by which we are or would have been required to file those documents if we were so subject. In any event, we will:

•

file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC under Sections 13 and 15(d) of the Exchange Act within 15 days of each of the respective dates by which we are or would have been required to file those reports with the SEC; and

•

promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to holders and any prospective holders of debt securities if filing those documents with the SEC is not permitted under the Exchange Act (Section 1005).

Additional Covenants

Any additional covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default, Notice and Waiver

Except as otherwise provided in the applicable prospectus supplement, the following events are “events of default” with respect to any series of debt securities that we may issue under the indentures:

•	we fail for 30 days to pay any installment of interest or any additional amounts payable on any debt security of that series;

•	we fail to pay the principal of, or any premium or make-whole amount on, any debt security of that series when due, either at maturity, redemption or otherwise;

•	we fail to make any sinking fund payment as required for any debt security of that series;

•

we breach or fail to perform any covenant or warranty contained in the applicable indenture, other than a covenant added solely for the benefit of a different series of debt securities issued under the applicable indenture or except as otherwise provided for in the applicable indenture, and our breach or failure to perform continues for 60 days after we have received written notice in accordance with the applicable indenture of our breach or failure to perform;

•

we default under a bond, debenture, note, mortgage, indenture or instrument evidencing indebtedness for money borrowed by us, or by any subsidiaries of ours that we have guaranteed or for which we are directly responsible or liable as obligor or guarantor, that has a principal amount outstanding of $20,000,000 or more, other than indebtedness which is non-recourse to us or our subsidiaries, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the indebtedness has not been discharged or the acceleration has not been rescinded or annulled, within 30 days after written notice was provided to us in accordance with the applicable indenture;

•

the bankruptcy, insolvency or reorganization or court appointment of a receiver, liquidator or appointment of a trustee for us or of any of our Significant Subsidiaries, or for all or substantially all of our properties or the properties of our Significant Subsidiaries (Section 101); and

•	any other event of default described in the applicable prospectus supplement and indenture (Section 501).

If there is a continuing event of default with respect to outstanding debt securities of a series, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series, voting as a single class, may declare immediately due and payable the principal amount or other amount as may be specified by the terms of those debt securities and any premium or make-whole amount on the debt securities of that series; provided, however, that, upon the occurrence and continuation of certain defaults related to bankruptcy or insolvency, the principal (or, if any debt securities are Original Issue Discount Securities or Indexed Securities, such portion of the principal as may be specified in the terms thereof) of, and the Make-Whole Amount, if any, on, all the outstanding debt securities of that series and any accrued interest through the occurrence of such Event of Default, shall become due and payable immediately, without any declaration or other act by the Trustee or any other Holder. However, at any time after an acceleration with respect to debt securities of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration and annul its consequences if:

•

we pay or deposit with the trustee all required payments of the principal of, and any premium, make-whole amount, interest, and additional amounts on, the applicable series of debt securities, plus fees, expenses, disbursements and advances of the trustee; and

•

all events of default, other than the nonpayment of accelerated principal, premium, or interest, with respect to the applicable series of debt securities have been cured or waived as provided in the indentures (Section 502).

The indentures also provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences (except in respect of certain events of default related to bankruptcy or insolvency, the waiver of which requires approval of a majority in principal amount of all outstanding debt securities under the applicable indenture), except a default involving:

•	our failure to pay the principal of, and any premium, make-whole amount, interest or additional amounts on, any debt security; or

•

a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security affected by the default (Section 513).

The trustee is generally required to give notice to the holders of debt securities of each affected series within 90 days of a default actually known to a Responsible Officer of the trustee unless the default has been cured or waived. The trustee may, however, withhold notice of default unless the default relates to:

•	our failure to pay the principal of, and any premium, make-whole amount, interest or additional amounts on, any debt security of that series; or

•	any sinking fund installment for any debt securities of that series,

•	if the Responsible Officers of the trustee in good faith consider it to be in the interest of the holders of the debt securities of that series (Sections 101 and 601).

Each indenture provides that no holder of debt securities of any series may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless the trustee fails to act for 60 days after it has received a written notice of a continuing event of default with respect to the debt securities of that series from such holder and a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series (except in respect of certain events of default related to bankruptcy or insolvency, which requires the written request of not less than 25% in principal amount of all outstanding debt securities under the applicable indenture), as well as an offer of indemnity satisfactory to the trustee; provided, that no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of outstanding debt securities of that series (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of, and any premium, make-whole amount, interest or additional amounts on, the debt securities at their respective due dates (Section 508).

Subject to provisions in each indenture relating to the trustee’s duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of debt securities then outstanding, unless the holders have offered to the trustee security or indemnity satisfactory to it (Section 602). Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of all outstanding debt securities under the applicable indenture will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. The trustee may, however, refuse to follow any direction which conflicts with any law or the applicable indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the applicable series not joining in the direction (Section 512).

Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several specified officers, stating that officer’s knowledge of our compliance with all the conditions and covenants under the applicable indenture, and, in the event of any noncompliance, specifying the noncompliance and the nature and status of the noncompliance (Section 1006).

Modification of the Indentures

Modification Without Consent of the Holders

Together with the trustee, we may, when authorized by our board of directors, modify each of the indentures without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•	to add to our existing covenants additional covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•

to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize the terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that this action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•

to add, change or eliminate any provisions of the indenture, provided that any addition, change or elimination shall neither apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holder of any debt security with respect to such provision or become effective only when there are no outstanding debt securities;

•	to secure previously unsecured debt securities;

•

to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion or exchange of the debt securities into our common stock, preferred stock or other securities or property;

•	to evidence and provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to make any provision with respect to the conversion or exchange of rights of holders pursuant to the requirements of the indenture;

•

to cure any ambiguity, defect or inconsistency in the indenture, provided that the action does not adversely affect the interests of holders of debt securities of any series issued under the indenture;

•

to close the indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the indenture under the Trust Indenture Act; or

•

to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

Modification With Consent of Holders

Together with the trustee, we may, when authorized by our board of directors, also make modifications and amendments to each indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. Without the consent of each affected holder, however, no modification to either indenture may:

•	change the stated maturity of the principal of, or any premium, make-whole amount or installment of principal of, or interest on, any debt security;

•

reduce the principal amount of, or the rate or amount of interest on, or any premium or make-whole amount payable on redemption of, or any additional amounts payable with respect to, any debt security or change any obligation to pay additional amounts except as permitted by the indenture;

•

reduce the amount of principal of an original issue discount security or make-whole amount that would be due and payable upon declaration of acceleration of the maturity of the original discount or other security, or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

•	change the place of payment or the currency or currencies of payment of the principal of, and any premium, make-whole amount, interest, or additional amounts on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•

reduce the percentage of the holders of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with provisions of the indenture or defaults and their consequences under the indenture, or to reduce the quorum or voting requirements contained in the indenture;

•

make any change that adversely affects the right to convert or exchange any debt security other than as permitted by the indenture or decrease the conversion or exchange rate or increase the conversion or exchange price of any such debt security; or

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage of holders necessary to effect that action or to provide that other provisions may not be modified or waived without the consent of the holder of the debt security (Section 902).

Documentation

Any modification or amendment of an indenture, whether effected with or without the consent of any holder, will be documented in a supplemental indenture.

Discharge, Defeasance and Covenant Defeasance

Unless the terms of a series of debt securities provide otherwise, under the indentures, we may discharge some of our respective obligations to holders of any series of debt securities that:

•	have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year; or

•	are scheduled for redemption within one year.

We can discharge these obligations by irrevocably depositing with the trustee funds in the currency or currencies in which the debt securities are payable in an amount sufficient to pay and discharge the entire indebtedness on those debt securities, including principal of, and any premium, make-whole amount, interest and additional amounts on, the debt securities on and up to the date of such deposit, or, if the debt securities have become due and payable, on and up to the stated maturity or redemption date, as the case may be (Section 401).

In addition, if the terms of the debt securities of a series permit us to do so, we may elect either of the following:

•	to defease and be discharged from any and all obligations with respect to the debt securities, except our obligations to (Section 1402);

•	pay any additional amounts upon the occurrence of several particular tax and other events;

•	pay the fees, expenses and indemnitees of the trustee;

•	register the transfer or exchange of the debt securities;

•	replace temporary or mutilated, destroyed, lost or stolen debt securities;

•	maintain an office or agency for the debt securities; and

•	hold monies for payment in trust; or

•

to be released from our obligations with respect to the debt securities under sections of the applicable indenture described under “-Certain Covenants” or, if permitted by the terms of the debt securities, our obligations with respect to any other covenant.

If we choose to be released from our respective obligations under the covenants, any failure to comply with any of the obligations imposed on us by the covenants will not constitute a default or an event of default with respect to the debt securities (Section 1403). However, to make either election, we must irrevocably deposit with the trustee an amount, in such currency or currencies in which the debt securities are payable at stated maturity, or in Government Obligations (Section 101), or both, that will provide sufficient funds to pay the principal of, and any premium, make-whole amount, interest and additional amounts on, the debt securities, and any mandatory sinking fund or similar payments on the debt securities, on the relevant scheduled due dates.

We may defease and discharge the obligations, as described in the preceding paragraphs, only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that:

•

the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred; and

•

in the case of defeasance, the opinion of counsel must refer to, and be based upon, a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the applicable indenture (Section 1404).

Unless otherwise provided in the applicable prospectus supplement, if, after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

•	the holder of a debt security of the series elects to receive payment in a currency other than that in which the deposit has been made in respect of the debt security (Section 301); or

•	a conversion event, as defined below, occurs in respect of the currency in which the deposit has been made,

then the indebtedness represented by the debt security will be fully discharged and satisfied through the payment of the principal of, and any premium, make-whole amount and interest on, the debt security as they become due, and additional amounts, if any, out of the proceeds yielded by converting the amount deposited in respect of the debt security into the currency in which the debt security becomes payable as a result of the holder’s election or the conversion event based on the applicable market exchange rate (Section 1405).

Unless otherwise provided in the applicable prospectus supplement, a “conversion event” means the cessation of use of:

•

a currency issued by the government of one or more countries other than the United States, both by the government of the country that issued that currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the European Community, both within the European Monetary System and, for the settlement of transactions, by public institutions of or within the European Community; or

•	any currency for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, we will make all payments of principal of, and any premium, make-whole amount, interest and additional amounts on, any debt security that is payable in a foreign currency that ceases to be used by its government of issuance in United States dollars.

In the event that we effect covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of an event of default other than:

•	the event of default described in the fourth bullet under “-Events of Default, Notice and Waiver,” which would no longer be applicable to the debt securities of that series (Section 1005); or

•	the event of default described in the sixth bullet under “-Events of Default, Notice and Waiver” with respect to a covenant as to which there has been covenant defeasance,

then the amount on deposit with the trustee will still be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. In this case, we would remain liable to make payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may describe any additional provisions permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to a particular series of debt securities.

Conversion and Exchange Rights

The terms on which debt securities of any series may be convertible into or exchangeable for our common stock, preferred stock or other securities or property of us will be described in the applicable prospectus supplement. These terms will include:

•	the conversion or exchange price, or the manner of calculating the price;

•	the exchange or conversion period;

•	whether the conversion or exchange is mandatory, or voluntary at the option of the holder or at our option;

•	any restrictions on conversion or exchange in the event of redemption of the debt securities and any restrictions on conversion or exchange; and

•	the means of calculating the number of shares of our common stock, preferred stock or other securities or property of us to be received by the holders of debt securities.

The conversion or exchange price of any debt securities of any series that are convertible into our common stock or preferred stock may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as set forth in the applicable prospectus supplement (Article Sixteen).

Governing Law

The indentures are governed by the laws of the State of New York.

Redemption of Debt Securities

The debt securities may be subject to optional or mandatory redemption on terms and conditions described in the applicable prospectus supplement. Subject to such terms, we may opt at any time to partially or entirely redeem the debt securities.

From and after notice has been given as provided in the applicable indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on the redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

DESCRIPTION OF WARRANTS

The following summary describes generally the terms of warrants that we may offer from time to time in one or more series. The specific terms of a series of warrants will be described in the applicable prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants. The following description of the warrants, and any description of the warrants in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the underlying warrant agreement, which we will file with the SEC at or prior to the time of the sale of the warrants. You should refer to, and read this summary together with, the warrant agreement and the applicable prospectus supplement to review the terms of a particular series of our common or preferred stock that may be important to you. You can obtain copies of any form of warrant agreement or other agreement pursuant to which the warrants are issued by following the directions described under the caption “Where You Can Find More Information.”

We may issue warrants to purchase depositary shares, debt securities, shares of our common stock or preferred stock, or any combination of those securities. We may issue warrants independently or together with any other securities, and the warrants may be attached to, or separate from, any other securities. Each series of warrants to be issued will be issued under a separate warrant agreement between us and a warrant agent specified in the related prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a series and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of the warrants.

The applicable prospectus supplement will describe the terms of any warrants, including the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued and sold;

•	the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of the warrants;

•	the price at which, and the currency or currencies, including composite currencies or currency units, in which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a summary of the United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the respective underlying securities purchasable upon exercise of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The consideration per share of common stock or preferred stock or per depositary share may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by us or on our behalf of shares of the underlying security, or they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, or other securities or property, securing the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock, depository shares or other security or property under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

The securities related to the stock purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement.

An applicable prospectus supplement will describe the terms of the stock purchase contracts, including, if applicable, collateral or depositary arrangements.

SELLING SECURITY HOLDERS

We may from time to time register for resale hereunder certain of our securities held by particular selling security holders. In the event we effect such a registration, we will file a prospectus supplement that includes:

•	the names of the selling security holders;

•	the class and quantity of our securities offered by each selling shareholder;

•	the number or amount of such securities held by each selling security holder before and after the offering;

•	the percentage (if one percent or more) of such class of securities held by each selling security holder before and after the offering;

•	the nature of any position, office or other material relationship that each selling security holder has had with us or any of our predecessors or affiliates within the last three years;

•	any other applicable terms of the securities offered by each selling security holder.

PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The applicable prospectus supplement will set forth the terms of the particular offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the respective amounts underwritten;

•	the nature of any material relationship between us and any underwriter;

•	the nature of the obligation of the underwriter(s) to take the securities;

•	the name or names of any selling security holders;

•	the purchase price of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and the net proceeds we will receive from such sale;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

We may distribute our securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies, including in “at-the-market” offerings. We may sell our securities through a rights offering, forward contracts or similar arrangements.

Any underwriting discounts or other compensation which we pay to underwriters or agents in connection with the offering of our securities, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the prospectus supplement. Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of our securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us, will be described in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our securities will be subject to conditions precedent and the underwriters will be obligated to purchase all our offered securities if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any common stock sold pursuant to this prospectus and applicable prospectus supplement will be approved for trading, upon notice of issuance, on the New York Stock Exchange.

Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

The securities being offered under this prospectus, other than our common stock, will be new issues of securities with no established trading market unless otherwise specified in the applicable prospectus supplement. It has not presently been established whether the underwriters, if any, as identified in a prospectus supplement, will make a market in the securities. If the underwriters make a market in the securities, the market making may be discontinued at any time without notice. We cannot provide any assurance as to the liquidity of the trading market for the securities.

An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with securities laws. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may engage in these activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue these activities at any time.

Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities offered under this prospectus and any supplement hereto, as well as certain tax matters, will be passed upon for us by Greenberg Traurig, P.A., 333 Avenue of the Americas (S.E. 2nd Avenue), Miami, Florida 33131. Counsel for any underwriter or agents will be noted in the applicable prospectus supplement.

EXPERTS

The financial statements and schedule as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The valuation report dated December 31, 2011 (incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2011) relating to the estimation of fair value of certain auction rate securities held by us, including the use of information contained in such report, has been incorporated in reliance on such report of Houlihan Capital Advisors, LLC, given on the authority of such firm as an expert in valuation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC and which are available at the SEC’s web site at: http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, 17th Floor, New York, New York 10005. In addition, our SEC filings and other information about our company are available on our internet website: www.mastec.com. Please note that our internet address is included in this prospectus as an inactive textual reference and the information included on our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” some of the documents we file with it into this prospectus, which means:

•	we can disclose important information to you by referring you to those documents;

•	the information incorporated by reference is considered to be part of this prospectus; and

•	later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Definitive Proxy Statement on Schedule 14A filed in connection with our 2012 Meeting of Shareholders; and

•

the description of our common stock contained in Form 8-A filed with the SEC on February 10, 1997 (File No. 001-08106) and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01 or 9.01 of Form 8-K and any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein) prior to the termination of the offering, will be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:

MasTec, Inc.

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

Attention: Alberto de Cardenas

(305) 599-1800

$400,000,000

4.875% Senior Notes due 2023

Prospectus Supplement

March 6, 2013

Joint Book-Running Managers

Barclays

Morgan Stanley

SunTrust Robinson Humphrey

Co-Managers

FBR

KeyBanc Capital Markets

Stifel